SCHEDULE 14A INFORMATION

(Rule 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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☐	Soliciting Material under §240.14a-12

Orexigen Therapeutics, Inc.

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(Name of Person(s) Filing Proxy Statement, if other Than the Registrant)

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3344 N. Torrey Pines Court, Suite 200

La Jolla, California 92037

NOTICE OF 2011 ANNUAL MEETING OF

STOCKHOLDERS AND PROXY STATEMENT

Dear stockholder:

The annual meeting of stockholders of Orexigen Therapeutics, Inc. will be held at our corporate headquarters located at 3344 N. Torrey Pines Court, Suite 200, La Jolla, California 92037 on June 2, 2011 at 10:00 a.m. local time, for the following purposes:

1.	To elect three (3) directors for a three-year term to expire at the 2014 annual meeting of stockholders.

2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

3.	To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers.

4.	To approve the Company’s 2007 Equity Award Incentive Plan, as amended.

5.	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 100,000,000 to 300,000,000.

6.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

7.	To transact any other business that may properly come before our annual meeting or any adjournment or postponement of the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

Our board of directors has fixed April 15, 2011 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting and at any adjournment or postponement of the meeting.

All stockholders are cordially invited to attend the annual meeting. Whether or not you expect to attend the annual meeting, please complete, sign and date the enclosed proxy and return it promptly. If you plan to attend the annual meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

By Order of the Board of Directors,

Michael A. Narachi

President, Chief Executive Officer and Director

La Jolla, California

April 27, 2011

Your vote is important. Please vote your shares whether or not you plan to attend the meeting.

Page
General Information About the Annual Meeting and Voting	1

Proposal 1: Election of Directors	6

Members of the Board of Directors Continuing in Office	8

Committees of the Board of Directors	11

Proposal 2: Advisory Vote on Executive Compensation	20

Proposal 3: Advisory Vote on the Frequency of Solicitation of Advisory Stockholder Approval of Executive Compensation	21

Proposal 4: Approval of the Company’s 2007 Equity Incentive Award Plan, as amended	23

Proposal 5: Approval of Amendment to the Company’s Amended and Restated Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock	35

Proposal 6: Ratification of Selection of Independent Registered Public Accountants	36

Security Ownership of Certain Beneficial Owners and Management	38

Executive Compensation and Other Information	42

Certain Relationships and Related Party Transactions	65

Section 16(a) Beneficial Ownership Reporting Compliance	66

Stockholder Proposals	66

Annual Report	66

Other Matters	67

Appendix A: Orexigen Therapeutics, Inc. 2007 Equity Incentive Award Plan, as amended	A-1

3344 N. Torrey Pines Court, Suite 200

La Jolla, California 92037

PROXY STATEMENT FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, JUNE 2, 2011

The board of directors of Orexigen Therapeutics, Inc. is soliciting the enclosed proxy for use at the annual meeting of stockholders to be held on June 2, 2011 at 10:00 a.m., local time, at our corporate headquarters located at 3344 N. Torrey Pines Court, Suite 200, La Jolla, California 92037. If you need directions to the location of the annual meeting, please contact us at (858) 875-8600.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 2, 2011.

This proxy statement and our annual report are available electronically at www.orexigen.com/2011proxymaterials.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did you send me this proxy statement?

We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at the 2011 annual meeting of stockholders. This proxy statement summarizes information related to your vote at the annual meeting. All stockholders who find it convenient to do so are cordially invited to attend the annual meeting in person. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We intend to begin mailing this proxy statement, the attached notice of annual meeting and the enclosed proxy card on or about April 27, 2011 to all stockholders of record entitled to vote at the annual meeting. Only stockholders who owned our common stock on April 15, 2011 are entitled to vote at the annual meeting. On this record date, there were 48,078,553 shares of our common stock outstanding. Common stock is our only class of stock entitled to vote.

What am I voting on?

There are six proposals scheduled for a vote:

Proposal 1: Election of Three (3) Directors:

•	Eckard Weber, M.D.;

•	Patrick J. Mahaffy; and

•	Michael A. Narachi

Proposal 2: Advisory approval of the compensation of the Company’s named executive officers, as disclosed in this proxy statement in accordance with SEC rules.

Proposal 3: Advisory indication of the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers.

Proposal 4: Approval of the Company’s 2007 Equity Award Incentive Plan, as amended.

Proposal 5: Approval of proposed amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 100,000,000 to 300,000,000.

Proposal 6: Ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accountants for the year ending December 31, 2011.

How many votes do I have?

Each share of our common stock that you own as of April 15, 2011 entitles you to one vote.

How do I vote by proxy?

With respect to the election of directors, you may either vote “For” all of the nominees to the board of directors or you may “Withhold” your vote for any nominee you specify. With regard to your advisory vote on how frequently we should solicit stockholder advisory approval of executive compensation, you may vote for any one of the following: One year, two years or three years or abstain from voting. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

Stockholders of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy. To vote in person, come to the annual meeting and we will give you a ballot at the annual meeting. To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you properly complete your proxy card and send it to us in time to vote, your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your shares will be, as permitted, voted as recommended by our board of directors. If any other matter is presented at the annual meeting, your proxy (one of the individuals named on your proxy card) will vote in accordance with his or her best judgment. As of the date of this proxy statement, we knew of no matters that needed to be acted on at the meeting, other than those discussed in this proxy statement.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

May I revoke my proxy?

If you give us your proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of the three following ways:

•	you may send in another signed proxy with a later date,

•	you may notify our corporate secretary, Heather D. Turner, in writing before the annual meeting that you have revoked your proxy, or

•	you may notify our corporate secretary in writing before the annual meeting and vote in person at the meeting.

Can I vote via the Internet or by telephone?

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of holders representing a majority of our outstanding common stock as of April 15, 2011, or approximately 24,039,278 shares, constitutes a quorum at the meeting, permitting us to conduct our business.

What vote is required to approve each proposal?

Proposal 1: Election of Directors. For Proposal 1, the three nominees who receive the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

Proposal 2: Advisory Vote on Executive Compensation. Proposal 2 will be considered to be approved if it receives “For” votes from the holders of a majority of shares of common stock present or represented by proxy and entitled to vote at the annual meeting.

Proposal 3: Advisory Vote on the Frequency of Solicitation of Advisory Stockholder Approval of Executive Compensation. For Proposal 3, the frequency receiving the greatest number of the votes cast by holders of shares present in person or represented by proxy and entitled to vote will be considered the frequency preferred by the stockholders.

Proposal 4: Approval of the Company’s 2007 Equity Incentive Award Plan, as amended. To be approved, Proposal 4 must receive “For” votes from the holders of a majority of shares of common stock present or represented by proxy and entitled to vote at the annual meeting.

Proposal 5: Approval of Increase in Number of Authorized Shares of Common Stock. To be approved, Proposal 5 must receive “For” votes, either in person or by proxy, from the holders of a majority of the outstanding shares of common stock.

Proposal 6: Ratification of Independent Registered Public Accounting Firm. To be approved, Proposal 6 must receive “For” votes from the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote at the annual meeting.

Voting results will be tabulated and certified by our transfer agent, American Stock Transfer & Trust Company.

What is the effect of abstentions and broker non-votes?

Shares of common stock held by persons attending the annual meeting but not voting, and shares represented by proxies that reflect abstentions as to a particular proposal, will be counted as present for purposes of determining the presence of a quorum. Abstentions are treated as shares present in person or by proxy and entitled to vote, so abstaining has the same effect as a negative vote for purposes of determining whether our stockholders have approved, on an advisory basis, the compensation of our named executive officers, our 2007 Equity Incentive Award Plan, as amended, the amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock, and whether our stockholders have ratified the appointment of Ernst & Young LLP, our independent registered public accounting firm. However, because the election of directors and the frequency of the stockholder vote on executive compensation are determined by a plurality of votes cast, abstentions will not be counted in determining the outcomes of such proposals.

Shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining whether a quorum exists. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares for certain non-routine matters. With regard to the election of directors, the advisory vote regarding the compensation of our named executive officers, the advisory vote regarding the frequency of the stockholder vote on executive compensation and the approval of our 2007 Equity Incentive Award Plan, as amended, broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote. However, ratification of the appointment of Ernst & Young LLP and the approval of the amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock are considered routine matters on which a broker or other nominee has discretionary authority to vote. As a result, broker non-votes will be counted for purposes of these proposals.

Who is paying the costs of soliciting these proxies?

We will pay all of the costs of soliciting these proxies. Our directors, officers and other employees may solicit proxies in person or by telephone, fax or email. We have retained the services of              to assist us in the distribution and solicitation of proxies and have agreed to pay              an estimated fee of approximately $             plus expenses for its services. We will pay our directors, officers and other employees no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses. Our costs for forwarding proxy materials will not be significant.

How do I obtain an Annual Report on Form 10-K?

If you would like a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2010 that we filed with the Securities and Exchange Commission (“SEC”), we will send you one without charge. Please write to:

Orexigen Therapeutics, Inc.

3344 N. Torrey Pines Court, Suite 200

La Jolla, California 92037

Attn: Corporate Secretary

All of our SEC filings are also available free of charge in the investor relations section of our website at www.orexigen.com.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our current report on Form 8-K to be filed with the SEC within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our board of directors is divided into three classes, with one class of our directors standing for election each year, generally for a three-year term. You are requested to vote for three nominees for director, whose terms expire at this annual meeting and who will be elected for a new three-year term and will serve until their successors are elected and qualified. The nominees are Eckard Weber, M.D., Patrick J. Mahaffy and Michael A. Narachi.

If no contrary indication is made, proxies in the accompanying form are to be voted for Dr. Weber, Mr. Mahaffy and Mr. Narachi or in the event that Dr. Weber, Mr. Mahaffy or Mr. Narachi is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who is designated by our board of directors to fill the vacancy. Dr. Weber, Mr. Mahaffy and Mr. Narachi are currently members of our board of directors.

All of our directors bring to the board of directors significant leadership experience derived from their professional experience and service as executives or board members of other corporations and/or venture capital firms. The process undertaken by the nominating/ corporate governance committee in recommending qualified director candidates is described below under “Director Nominations Process.” Certain individual qualifications and skills of our directors that contribute to the board of directors’ effectiveness as a whole are described in the following paragraphs.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

For a Three-Year Term Expiring at the

2014 Annual Meeting of Stockholders

Name	Age	Present Position with Orexigen Therapeutics, Inc.
Eckard Weber, M.D.	61	Chairman of the Board of Directors
Patrick J. Mahaffy	48	Director
Michael A. Narachi	51	President, Chief Executive Officer and Director

Eckard Weber, M.D. is one of our co-founders and has served as a member of our board of directors since our inception in September 2002, and as the chairman of our board of directors since March 2004. From November 2008 to March 2009, Dr. Weber served as our interim President and Chief Executive Officer. Dr. Weber is also a Partner at Domain Associates, L.L.C., a private venture capital management firm focused on life sciences, a position he has held since 2001. Dr. Weber currently serves as interim chief executive officer of Sonexa Therapeutics, a seed-stage biopharmaceutical company. He is chairman of the board at Ascenta Therapeutics, Inc., Ocera Therapeutics Inc., Sequel Pharmaceuticals, Inc. and Tobira Therapeutics, Inc. Dr. Weber was chairman of Peninsula Pharmaceuticals, Inc. until the company was sold to Johnson & Johnson in 2005, chairman of Cerexa Inc. until the company was sold to Forest Laboratories, Inc. in January 2007, chairman of NovaCardia, Inc. until the company was sold to Merck in September of 2007, chairman of Calixa Therapeutics until the company was sold to Cubist Pharmaceuticals in December 2009 and a board member of Conforma Therapeutics Corporation and Cabrellis Pharmaceuticals Corporation until they were sold to Biogen-IDEC, Inc. and Pharmion Corporation, respectively. Dr. Weber has also served as a member of the board of directors of Novacea, Inc., a publicly traded company, in the past five years. Dr. Weber holds a B.S. from Kolping College in Germany and an M.D. from the University of Ulm Medical School in Germany.

Key Attributes, Experience and Skills and the Benefit to the Board of Directors include:

Dr. Weber has extensive operational, strategic and corporate leadership experience and has been a founding chief executive officer and board member of numerous biopharmaceutical companies, including Acea

Pharmaceuticals Inc., Adynxx, Inc., Ascenta Therapeutics, Inc., Calixa Therapeutics, Inc., Cytovia, Inc., Domain AntiBacterial Acquisition Corporation, Nanothera Corporation, NovaCardia, Inc., Novacea, Inc., Novalar Pharmaceuticals, Inc., Ocera Therapeutics Inc., Sonexa Therapeutics Inc., Syndax Pharmaceuticals Inc., Tobira Therapeutics, Inc. and Tragara Pharmaceuticals, Inc. Dr. Weber also has over 20 years of drug discovery and development experience and has been a consultant to biotechnology and pharmaceutical companies. Until 1995, he was a tenured Professor of Pharmacology at the University of California, Irvine. Dr. Weber is the inventor or co-inventor of over 40 patents and patent applications, and has published over 130 papers in scientific periodicals.

Patrick J. Mahaffy has served as a member of our board of directors since February 2009. Mr. Mahaffy is a founder of Clovis Oncology and has served as President and Chief Executive Officer and a member of its board of directors since its inception. Previously, Mr. Mahaffy served in the same role at Pharmion Corporation, which he founded in 2000 and sold to Celgene Corporation in 2008. From 1992 through 1998, Mr. Mahaffy was President and Chief Executive Officer of NeXagen, Inc. and its successor, NeXstar Pharmaceuticals, Inc., a biopharmaceutical company. Prior to that, Mr. Mahaffy was a Vice President at E.M. Warburg Pincus and Co. Mr. Mahaffy also serves on the board of directors of Flexion Therapeutics, Inc. He is also a trustee of Lewis and Clark College. Mr. Mahaffy has a B.A. in international affairs from Lewis and Clark College and a M.A. in international affairs from Columbia University.

Key Attributes, Experience and Skills and the Benefit to the Board of Directors include:

Mr. Mahaffy has extensive operational, management and leadership experience in the biotechnology industry. Over the past 16 years, he co-founded, built and sold two companies, including the $2.9 billion sale of Pharmion in 2008 to Celgene Corporation. Through this past experience, Mr. Mahaffy has developed a strong background in drug development, including experience with the U.S. Food and Drug Administration’s, or FDA’s, and the European Medicines Agency’s approval process and the post-approval commercialization process in the US and Europe. He has recently started his third oncology focused company, Clovis Oncology.

Michael A. Narachi has served as our President and Chief Executive Officer and a member of our board of directors since March 2009. Previously, Mr. Narachi served as Chairman, Chief Executive Officer and President of Ren Pharmaceuticals, Inc., a private biotechnology company, from November 2006 to March 2009. From August 2002 to January 2008, Mr. Narachi served as chairman of the board of directors of Naryx Pharma, Inc., a private pharmaceutical company. In 2004, Mr. Narachi retired as an officer and Vice President of Amgen Inc., a leading therapeutics company, where he served as General Manager of Amgen’s Anemia Business from 1999 to 2003. Mr. Narachi joined Amgen in 1984 and held various positions throughout the organization including: Product Development Team Leader for NEUPOGEN®; Director of Clinical Operations in Thousand Oaks, CA and Cambridge, UK; Vice President of Development and Representative Director for Amgen Japan; Head of Corporate Strategic Planning; Chief Operations Officer of Amgen BioPharma; and Vice President, Licensing and Business Development. He currently serves on the board of directors of Amag Pharmaceuticals, Inc., a publicly traded pharmaceutical company. Mr. Narachi received a B.S. in Biology and an M.A. degree in Biology and Genetics from the University of California at Davis. He received an M.B.A. from the Anderson Graduate School of Management at University of California, Los Angeles.

Key Attributes, Experience and Skills and the Benefit to the Board of Directors include:

Mr. Narachi brings to our board of directors valuable business, leadership and management experience, and knowledge of our company and the biotechnology industry. Mr. Narachi’s services as our President and Chief Executive Officer provide a critical link between management and the board of directors and ensures that the board takes into consideration management’s perspectives on the business. This critical link also helps the board to perform its oversight function.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

Term Expiring at the 2012 Annual Meeting of Stockholders

Name	Age	Present Position with Orexigen Therapeutics, Inc.
Louis C. Bock	46	Director
Peter K. Honig, M.D.	54	Director
Joseph A. Lacob	55	Director
Wendy L. Dixon, Ph.D.	55	Director

Louis C. Bock has served as a member of our board of directors since April 2005. Mr. Bock is a Managing Director of Scale Venture Partners, a venture capital firm. Mr. Bock joined Scale Venture Partners in September 1997 from Gilead Sciences, Inc., a biopharmaceutical company where he worked from September 1989 to September 1997. Prior to Gilead, he was a research associate at Genentech, Inc. from November 1987 to September 1989. He currently serves as a director and is a member of the compensation committees for Ascenta Therapeutics, Inc., diaDexus Inc. and Horizon Therapeutics, Inc. Mr. Bock currently serves as a director and serves on the audit committees for Zogenix, Inc. and Horizon Therapeutics, Inc. In addition, Mr. Bock serves on the board of directors of Sonexa Therapeutics, Inc., and also serves on the board of directors of Arizona Technology Enterprises, LLC, a non-profit organization. Mr. Bock is responsible for Scale Venture Partners’ investment in Somaxon Pharmaceuticals, Inc. Mr. Bock has also served as a member of the boards of directors for SGX Pharmaceuticals, Inc. over the past five years. Mr. Bock received his B.S. in Biology from California State University, Chico and an M.B.A. from California State University, San Francisco.

Key Attributes, Experience and Skills and the Benefit to the Board of Directors include:

Mr. Bock’s has extensive clinical and leadership experience in the biotechnology and biopharmaceuticals industries, including experience in research, project management, business development and sales from his time at Gilead. His strong corporate governance experience stems from his membership on other companies’ boards of directors, including positions on other audit and nominating/corporate governance committees.

Peter K. Honig, M.D. has served as a member of our board of directors since February 2010. He currently serves as the Head of Global Regulatory Affairs at AstraZeneca, Inc. Prior to this position, from January 2003 through December 2009, Dr. Honig served as Senior Vice President, Worldwide Regulatory Affairs and Product Safety at Merck & Company. From March 2002 to January 2003, Dr. Honig was Merck’s Vice President, Worldwide Product Safety and Quality Assurance. Prior to Merck, from 1993 to 2002, Dr. Honig held various positions at the FDA including Director of the Office of Drug Safety in the FDA’s Center for Drug Evaluation and Research. Dr. Honig received his B.A. in History from Columbia College of Columbia University, his M.D. from Columbia College of Physicians & Surgeons and his M.P.H from Columbia University School of Public Health.

Key Attributes, Experience and Skills and the Benefit to the Board of Directors include:

Dr. Honig has over 15 years of experience in the drug industry, including nine years at the FDA, specifically in research and development, regulatory affairs and product safety. He has served in various leadership roles in the American Society of Clinical Pharmacology and Therapeutics, including President, Vice President and member of the Board of Directors. His is also the current PhRMA representative to the International Conference on Harmonization Steering Committee.

Joseph A. Lacob has served as a member of our board of directors since January 2004. Since 1987, Mr. Lacob has been a partner at Kleiner Perkins Caufield & Byers, a venture capital firm. Mr. Lacob serves on the board of directors of Align Technology, Inc., as well as several privately held companies, including Opthonix, Inc. and TherOx, Inc. Mr. Lacob has also served as a member of the boards of directors for eHealth, Inc. over the past five years. Mr. Lacob holds a B.S. in biological sciences from the University of California, Irvine, an M.P.H. from the University of California, Los Angeles and an M.B.A. from the Stanford Graduate School of Business.

Key Attributes, Experience and Skills and the Benefit to the Board of Directors include:

Mr. Lacob has over 20 years of venture capital experience and has been closely involved with investments in over 50 life science companies, including the start-up or incubation of a dozen ventures. In connection with this venture capital experience, Mr. Lacob has served on several boards of directors, both public and private, including on the nominating/corporate governance and compensation committees thereof.

Wendy L. Dixon, Ph.D. has served as a member of our board of directors since April 2010. From December 2001 to May 2009, Dr. Dixon was Chief Marketing Officer and President, Global Marketing for Bristol-Myers Squibb Company, and served on the CEO’s Executive Committee. From 1996 to 2001, she was Senior Vice President, Marketing—USHH at Merck and prior to that she held executive management positions at West Pharmaceuticals, Osteotech, Inc. and Centocor, Inc. and various positions at SmithKline & French Pharmaceuticals (now GSK) in marketing, regulatory affairs, project management and as a biochemist. Dr. Dixon serves on the board of directors of Alkermes, Furiex Pharmaceuticals, Inc. and Incyte Corporation. Dr. Dixon has also served on the board of directors for DENTSPLY International over the past five years. Dr. Dixon received her MSc and BSc in Natural Science and her Ph.D. in Biochemistry from University of Cambridge.

Key Attributes, Experience and Skills and the Benefit to the Board of Directors include:

Dr. Dixon has a 30 year career in the pharmaceutical and biotechnology business, combining a technical background and experience in drug development and regulatory affairs with commercial responsibilities in building and leading organizations and launching and growing more than 20 pharmaceutical products including Tagamet®, Fosamax®, Singulair®, Plavix®, Abilify®, Reyataz® and Baraclude®.

Term Expiring at the 2013 Annual Meeting of Stockholders

Name	Age	Present Position with Orexigen Therapeutics, Inc.
Brian H. Dovey	69	Director
Michael F. Powell, Ph.D.	56	Director
Daniel K. Turner III	49	Director

Brian H. Dovey has served as a member of our board of directors since January 2004. Mr. Dovey has been a Partner of Domain Associates, L.L.C., a private venture capital management firm focused on life sciences, since 1988. Prior to joining Domain, Mr. Dovey spent six years at Rorer Group, Inc. (now part of sanofi-aventis), including as president from 1986 to 1988. Previously, Mr. Dovey was president of Survival Technology, Inc., a start-up medical products company. He also held management positions with Howmedica, Inc., Howmet Corporation and New York Telephone Company. Mr. Dovey has served as both president and chairman of the National Venture Capital Association. He is Chair of the Wistar Institute, a non-profit preclinical biomedical research company. Mr. Dovey serves on the board of directors and is also Chairman at the Center for Venture Education (Kauffman Fellows Program). He was also a former board member of the industry associations representing the medical device industry as well as the association representing consumer pharmaceuticals. Mr. Dovey has also served as a member of the board of directors for the following publicly traded companies over the past five years: Align Technology, Inc., Cardiac Science, Inc. and Neose Technologies, Inc. Mr. Dovey received his B.A. from Colgate University and an M.B.A. from the Harvard Business School.

Key Attributes, Experience and Skills and the Benefit to the Board of Directors include:

Mr. Dovey has extensive experience in the life sciences industry through Domain’s venture capital investments. Through his membership on over 35 private and public companies’ boards of directors over the years, he also has developed significant experience in corporate governance and other leadership matters. His past experience as President of Rorer Group and Survival Technology further exemplifies his operational, strategic and corporate leadership experience. His service on the compensation committees of other companies, both public and private, allows him to bring substantial relevant experience to his role as chairman of our compensation committee.

Michael F. Powell, Ph.D. has served as a member of our board of directors since January 2004. Dr. Powell has been a Managing General Director of Sofinnova Ventures, Inc., a venture capital firm, since 1997. Dr. Powell was Group Leader of Drug Delivery at Genentech, Inc. from 1990 to 1997. From 1987 to 1990, he was the Director of Product Development for Cytel Corporation, a biotechnology firm. He has been an Adjunct Professor at the University of Kansas and an editorial board member of several pharmaceutical journals. Dr. Powell also serves on the board of directors of Trius Therapeutics, a publicly traded company, as well as several private companies, including Ascenta Therapeutics, Inc., Intellikine, Inc. and Ocera Therapeutics, Inc. Dr. Powell has also served as a member of the board of directors for the following publicly traded companies over the past five years: Anesiva Pharmaceuticals, Inc., and Threshold Pharmaceuticals, Inc. He received his B.S. and Ph.D. from the University of Toronto and completed his post-doctorate work at the University of California.

Key Attributes, Experience and Skills and the Benefit to the Board of Directors include:

Dr. Powell has more than 25 years of pharmaceutical development experience, and has focused on clinical stage products in the oncology, endocrine and neurology areas. Prior to joining Sofinnova Ventures, Dr. Powell worked on 20 clinical products and authored over 90 papers and books. Dr. Powell also developed leadership and corporate governance experience from his service on the boards of directors of other companies, including his service on other audit and nominating/corporate governance committees.

Daniel K. Turner III has served as a member of our board of directors since April 2005. Mr. Turner is a Managing Director of Montreux Equity Partners, a position he has held since February 1993. Prior to Montreux, Mr. Turner managed the Turnaround Group for Berkeley International. Previously, Mr. Turner was the founding Chief Financial Officer of Oclassen Pharmaceuticals Inc., a specialty pharmaceutical company focused in dermatology, which merged with Watson Pharmaceuticals, Inc. Mr. Turner started his career with Price Waterhouse. Mr. Turner currently serves as a director of Transcept Pharmaceuticals, Inc., a publicly traded company, as well as several private companies. Mr. Turner also served on the board of directors for Somaxon Pharmaceuticals, Inc. over the past five years. Mr. Turner holds a B.S. degree from Sacramento State University (magna cum laude) and attended the MBA program at the Haas School of Business at the University of California, Berkeley, where he established the Turner Fellowship. Mr. Turner is a Certified Public Accountant.

Key Attributes, Experience and Skills and the Benefit to the Board of Directors include:

Mr. Turner has 20 years of experience as an entrepreneur, operating manager and venture capitalist in the life sciences industry. He is an audit committee financial expert as a result of his designation as a Certified Public Accountant, his past experience as a chief financial officer, as well as his service on the audit committees of other boards of directors.

Board Independence

Our board of directors has determined that all of our directors are independent directors within the meaning of the applicable NASDAQ Stock Market LLC, or Nasdaq, listing standards, except for Michael A. Narachi, our president and chief executive officer.

Board Leadership Structure

Our board of directors is currently led by its chairman, Dr. Eckard Weber. Our board of directors recognizes that it is important to determine an optimal board leadership structure to ensure the independent oversight of management as the company continues to grow. We separate the roles of chief executive officer and chairman of the board in recognition of the differences between the two roles. The chief executive officer is responsible for setting the strategic direction for the company and the day-to-day leadership and performance of the company, while the chairman of the board of directors provides guidance to the chief executive officer and presides over meetings of the full board of directors. We believe that this separation of responsibilities provides a balanced approach to managing the board of directors and overseeing the company.

The Board’s Role in Risk Oversight

The responsibility for day-to-day risk management lies with our management; however, our board of directors is responsible for risk oversight as part of its fiduciary duty of care to effectively monitor our business operations. Our board of directors works closely with management both formally during meetings of our board of directors and informally through one-on-one communications with our chief executive officer and other members of management to identify and understand the risks facing our company, including those risks associated with our strategic plans, our capital structure and our development activities, and the steps management is taking to manage these risks. While the full board of directors is involved in risk oversight, it is the audit committee of our board of directors that has primary responsibility for the board of directors’ risk oversight. The audit committee, pursuant to its charter, is specifically responsible for discussing with management our policies with respect to risk assessment and risk management, and also discusses our significant risk exposures and the actions management has taken or will take to limit, monitor or control such exposures.

Board of Directors Meetings

During the fiscal year 2010, our board of directors met 12 times, including telephonic meetings, and acted by unanimous written consent one time. All directors except Messrs. Dovey and Lacob attended at least 75% of the aggregate number of meetings of the board and of the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members, respectively.

Committees of the Board of Directors

We have three standing committees: the audit committee, the compensation committee and the nominating/corporate governance committee. Each of these committees has a written charter approved by our board of directors. A copy of each charter can be found under the Investor Relations-Corporate Governance section of our website at www.orexigen.com. The current members of the committees are identified in the following table.

Director	Audit Committee	Compensation Committee	Nominating/ Corporate Governance Committee
Eckard Weber, M.D.	—	—	—
Louis C. Bock	X	—	X
Wendy L. Dixon, Ph.D.	X	X	—
Brian H. Dovey	—	X (Chairman)	—
Peter K. Honig, M.D.	—	—	—
Joseph S. Lacob	—	—	—
Patrick J. Mahaffy	—	X	X (Chairman)
Michael A. Narachi	—	—	—
Michael F. Powell, Ph.D.	—	—	X
Daniel K. Turner III	X (Chairman)	X	—

Audit Committee

The audit committee of our board of directors currently consists of Messrs. Turner (Chairman) and Bock and Dr. Dixon. The audit committee met seven times (including telephonic meetings) during fiscal year 2010. Our board of directors has determined that all members of the audit committee are independent directors, as defined in the Nasdaq qualification standards and by Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, our board of directors has determined that Mr. Turner qualifies as an “audit committee financial expert” as that phrase is defined under the regulations promulgated by the SEC. The audit committee is governed by a written charter adopted by our board of directors. The audit committee’s main function is to oversee our accounting and financial reporting processes, internal systems of control, independent registered public accounting firm relationships and the audits of our financial statements. The audit committee’s responsibilities include, among other things:

•	selecting and hiring our independent registered public accounting firm;

•	evaluating the qualifications, independence and performance of our independent registered public accounting firm;

•	approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	reviewing the design, implementation, adequacy and effectiveness of our internal controls and our critical accounting policies;

•	reviewing, overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing with management and our auditors any earnings announcements and other public announcements regarding our results of operations;

•	preparing the report that the SEC requires in our annual proxy statement;

•	reviewing and approving any related party transactions and reviewing and monitoring compliance with our code of conduct and ethics;

•	discussing with management our policies with respect to risk assessment and risk management; and

•	discussing with management our significant risk exposure and the actions management has taken to limit, monitor or control such exposures.

Both our external auditor and internal financial personnel meet privately with the audit committee and have unrestricted access to this committee.

Report of the Audit Committee of the Board of Directors

The audit committee oversees the company’s financial reporting process on behalf of our board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in the company’s annual report with management, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.

The audit committee reviewed with Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of the company’s audited financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards, including the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. Ernst & Young LLP is also responsible for expressing an opinion on the effectiveness of internal control over financial reporting. In addition, the audit committee has discussed with Ernst & Young LLP, its independence from management and the company, has received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the Public Company Oversight Board regarding Ernst & Young LLP’s communications with the audit committee concerning independence, and has considered the compatibility of non-audit services with the auditors’ independence.

The audit committee met with Ernst & Young LLP to discuss the overall scope of its services, the results of its audit and reviews, its evaluation of the company’s internal controls and the overall quality of the company’s financial reporting. Ernst & Young LLP, as the company’s independent registered public accounting firm, also periodically updates the audit committee about new accounting developments and their potential impact on the company’s reporting. The audit committee’s meetings with Ernst & Young LLP were held with and without management present. The audit committee is not employed by the company, nor does it provide any expert assurance or professional certification regarding the company’s financial statements. The audit committee relies, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and the company’s independent registered public accounting firm.

In reliance on the reviews and discussions referred to above, the audit committee has recommended to the company’s board of directors that the audited financial statements be included in our annual report for the year ended December 31, 2010. The audit committee and the company’s board of directors also have recommended, subject to stockholder approval, the ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2011.

This report of the audit committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the audit committee.

Respectfully submitted,

The Audit Committee of the Board of Directors

Daniel K. Turner III (Chairman)

Louis C. Bock

Wendy L. Dixon, Ph.D.

Compensation Committee

The compensation committee of our board of directors currently consists of Messrs. Dovey (Chairman), Mahaffy and Turner and Dr. Dixon. The compensation committee met nine times (including telephonic meetings) during fiscal year 2010. Our board of directors has determined that all members of the compensation committee are independent directors, as defined in the Nasdaq qualification standards. The compensation committee is governed by a written charter approved by our board of directors. The compensation committee’s purpose is to assist our board of directors in determining the compensation and benefit plans for our senior management and directors and recommend these plans to our board of directors. The compensation committee’s responsibilities include, among other things:

•	reviewing and approving compensation and benefit plans for our executive officers and recommending compensation policies for members of our board of directors and board committees;

•	reviewing the terms of offer letters and employment agreements and arrangements with our officers;

•	setting performance goals for our officers and reviewing their performance against these goals;

•	evaluating the competitiveness of our executive compensation plans and periodically reviewing executive succession plans;

•	administering our benefit plans and the issuance of stock options and other awards under our equity incentive plans; and

•	preparing the report that the SEC requires in our annual proxy statement.

In 2009, the compensation committee created the stock award subcommittee and delegated its authority to grant equity awards under our equity incentive plans to non-executive employees to Mr. Dovey, its sole member. The stock award subcommittee met one time during fiscal year 2010.

Each year, the compensation committee also reviews with management the Company’s Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings.

Compensation Committee Processes and Procedures

The compensation committee meets at least two times per year, and more frequently as the committee deems necessary or desirable. The agenda for each meeting is usually developed by the chair of the compensation committee, in consultation with our senior management, including our chief executive officer and our general counsel. The compensation committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the compensation committee to make presentations, to provide financial, legal or other background information or advice or to otherwise participate in compensation committee meetings. The chief executive officer may not participate in, or be present during, any deliberations or determinations of the compensation committee regarding his compensation or individual performance objectives. The charter of the compensation committee grants the compensation committee authority to retain and/or replace, at the expense of the company, any independent counsel, compensation and benefits consultants and other outside experts or advisors as the committee believes to be necessary or appropriate. The committee may also utilize the services of our regular legal counsel or other advisors. In particular, the compensation committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation.

During the past fiscal year, the compensation committee re-engaged Compensia, Inc. as compensation consultants. The compensation committee requested that Compensia undertake another market compensation comparison analysis to ensure that our market comparison group accurately reflected our current stage of development as a company. Our compensation committee took Compensia’s analysis and recommendations into consideration in evaluating salary, bonus and equity compensation decisions for our executives during 2010.

The specific determinations of the compensation committee with respect to executive compensation for fiscal 2010 are described in greater detail in the “Compensation Discussion and Analysis” section of this proxy statement.

Nominating/Corporate Governance Committee

The nominating/corporate governance committee of our board of directors currently consists of Messrs. Mahaffy (Chairman) and Bock and Dr. Powell. The nominating/corporate governance committee met five times and acted by unanimous written consent one time during fiscal year 2010. Our board of directors has determined that all members of the nominating/corporate governance committee are independent directors, as defined in the Nasdaq qualification standards. The nominating/corporate governance committee is governed by a written charter approved by our board of directors. The nominating/corporate governance committee’s purpose is to assist our board by identifying individuals qualified to become members of our board of directors, consistent with criteria set by our board, and to develop our corporate governance principles. The nominating/corporate governance committee’s responsibilities include, among other things:

•	evaluating the composition, size and governance of our board of directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees;

•	administering a policy for considering stockholder nominees for election to our board of directors;

•	evaluating and recommending candidates for election to our board of directors;

•	overseeing our board of directors’ performance and self-evaluation process; and

•	reviewing our corporate governance principles and providing recommendations to the board regarding possible changes.

Other Committees

In addition to the audit, compensation and nominating/corporate governance committees described above, we have also established other committees from time to time. For example, in March 2010, we established a research and development strategy committee whose purpose is to monitor, assist and otherwise provide input to our management with respect to our strategy involving research and development matters. The research and development strategy committee met formally one time and informally many times during fiscal year 2010 and currently consists of Dr. Honig as the sole member.

Director Nomination Process

Director Qualifications

In evaluating director nominees, the nominating/corporate governance committee will consider, among other things, the following factors:

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	commercialization experience in large pharmaceutical companies;

•	strong finance experience;

•	experience as a board member of another publicly held company;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

•	diversity of background and perspective, including with respect to age, gender, race, place of residence and specialized experience; and

•	practical and mature business judgment.

The nominating/corporate governance committee’s goal is to assemble a board of directors that brings to the company a variety of perspectives and skills derived from high quality business and professional experience. Moreover, the nominating/corporate governance committee believes that the background and qualifications of the board of directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the board of directors to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Other than the foregoing criteria for director nominees, the nominating and corporate governance committee has not adopted a formal policy with respect to a fixed set of specific minimum qualifications for its candidates for membership on the board of directors. The nominating/corporate governance committee may consider such other facts, including, without limitation, diversity, as it may deem are in the best interests of the company and its stockholders. The nominating/corporate governance committee does, however, believe it is appropriate for at least one, and, preferably, several, members of our board of directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of our board of directors be independent as required under the Nasdaq qualification standards. The nominating/corporate governance committee also believes it is appropriate for our president and chief executive officer to serve as a member of our board of directors. Our directors’ performance and qualification criteria are reviewed annually by the nominating/corporate governance committee.

Identification and Evaluation of Nominees for Directors

The nominating/corporate governance committee identifies nominees for director by first evaluating the current members of our board of directors willing to continue in service. Current members with qualifications and skills that are consistent with the nominating/corporate governance committee’s criteria for board of director service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our board of directors with that of obtaining a new perspective or expertise.

If any member of our board of directors does not wish to continue in service or if our board of directors decides not to re-nominate a member for re-election, the nominating/corporate governance committee identifies the desired skills and experience of a new nominee in light of the criteria above. The nominating/corporate governance committee generally polls our board of directors and members of management for their recommendations. The nominating/corporate governance committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. The nominating/corporate governance committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the members of the nominating/corporate governance committee and by certain of our other independent directors and executive management. In making its determinations, the nominating/corporate governance committee evaluates each individual in the context of our board of directors as a whole, with the objective of assembling a group that can best contribute to the success of our company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the nominating/corporate governance committee makes its recommendation to our board of directors. The nominating/corporate governance committee has utilized third-party search firms to identify board of director candidates in situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

The nominating/corporate governance committee evaluates nominees recommended by stockholders in the same manner as it evaluates other nominees. We have not received director candidate recommendations from our stockholders and do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated. We do not intend to treat stockholder recommendations in any manner different from other recommendations.

Under our amended and restated bylaws, stockholders wishing to suggest a candidate for director should write to our corporate secretary. In order to give the nominating/corporate governance committee sufficient time to evaluate a recommended candidate and/or include the candidate in our proxy statement for the 2011 annual meeting, the recommendation should be received by our corporate secretary at our principal executive offices in accordance with our procedures detailed in the section below entitled “Stockholder Proposals.”

Director Compensation

Pursuant to our Independent Director Compensation Policy, each member of our board of directors who is not our employee will receive the following cash compensation for board services, as applicable:

•	$35,000 per year for service as a board member;

•

$15,000 per year for service as chairperson of the audit committee, $10,000 per year for service as chairperson of the compensation committee and $7,500 per year for service as chairperson of the nominating/corporate governance committee;

•

$7,500 per year for service as a member of the audit committee, $5,000 per year for service as a member of the compensation committee and $3,750 per year for service as a member of the nominating/corporate governance committee; and

•	$20,000 per year for service as chairperson of the research and development strategy committee.

We also reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our board of directors and committees of the board of directors.

In addition, pursuant to the Independent Director Compensation Policy, our non-employee directors will receive initial and annual, automatic, non-discretionary grants of nonqualified stock options.

Each person who is initially elected or appointed to our board of directors after the date of our initial public offering, and who is a non-employee director at the time of such initial election or appointment, will receive a nonqualified stock option to purchase 35,000 shares of our common stock on the date of such initial election or appointment. This option grant will vest in equal monthly installments over 36 months following the date of grant, subject to such director’s continuing service on our board of directors through such dates of vesting. In addition, on the date of each annual meeting, each individual who continues to serve as a non-employee director on such date will receive an automatic option grant to purchase an additional 20,000 shares of our common stock. This option grant will vest in equal monthly installments over 12 months following the date of grant, subject to the director’s continuing service on our board of directors through such dates of vesting.

The exercise price of each option granted to a non-employee director will be equal to 100% of the fair market value on the date of grant of the shares covered by the option. Options will have a maximum term of ten years measured from the grant date, subject to termination in the event of the optionee’s cessation of board service. No portion of the option which is unexercisable at the time of the optionee’s termination of membership on our board of directors shall thereafter become exercisable. Following an optionee’s termination, the optionee shall have until the first to occur of (i) the first anniversary of the date of his or her termination of membership from our board of directors, or (ii) the original expiration date of the term of such options, to exercise the options that were vested and exercisable as of such date of termination. In the event of a change of control (as that term is defined in our 2007 Plan) all outstanding unvested options shall become fully vested and exercisable immediately prior to a change of control.

Our Independent Director Compensation Policy provides that the options shall be granted under and shall be subject to the terms and provisions of our 2007 Plan and shall be granted subject to the execution and delivery of option agreements.

Summary Director Compensation

The following table summarizes compensation earned by our non-employee directors for 2010.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Eckard Weber, M.D.	32,650	62,630	95,280
Louis C. Bock	40,495	62,630	103,125
Wendy L. Dixon, Ph.D.(2)	30,790	154,115	184,905
Brian H. Dovey	39,346	62,630	101,976
Peter K. Honig, M.D.(2)	35,517	155,460	190,977
Joseph S. Lacob	31,769	62,630	94,399
Patrick J. Mahaffy	40,837	62,630	103,467
Michael F. Powell, Ph.D.	37,713	62,630	103,343
Daniel K. Turner III	47,731	62,630	110,361

(1)	Reflects the grant date fair value for option awards granted to our non-employee directors, as computed in accordance with the relevant accounting guidance, without consideration of forfeitures. Valuation assumptions are described in Note 2 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 11, 2011. Each non-employee director received an option to purchase 20,000 shares of our common stock on the date of our 2010 annual meeting of stockholders. The grant date fair value of this award, computed in accordance with the relevant accounting guidance, was $3.13 per share. Dr. Dixon and Dr. Honig received an option to purchase 25,000 shares of our common stock when they were appointed to our board of directors. The grant date fair values of these awards, computed in accordance with the relevant accounting guidance, for Dr. Dixon and Dr. Honig were $3.66 and $3.71 per share, respectively. The aggregate number of shares subject to outstanding stock options held by each non-employee director as of December 31, 2010 was as follows: Dr. Weber, 57,500 shares; Mr. Bock, 57,500 shares; Dr. Dixon, 45,000 shares; Mr. Dovey, 57,500 shares; Dr. Honig, 45,000 shares; Mr. Lacob, 57,500 shares; Mr. Mahaffy, 57,500 shares; Dr. Powell, 57,500 shares; and Mr. Turner, 57,500 shares.
(2)	Dr. Dixon was appointed to our board of directors in April 2010 and Dr. Honig was appointed to our board of directors in February 2010.

Director Attendance at Annual Meetings

Although our company does not have a formal policy regarding attendance by members of our board of directors at our annual meeting, we encourage all of our directors to attend. All but two of the members of our board of directors attended our annual meeting of stockholders in 2010.

Communications with our Board of Directors

Stockholders seeking to communicate with our board of directors should submit their written comments to our corporate secretary, Orexigen Therapeutics, Inc., 3344 N. Torrey Pines Court, Suite 200, La Jolla, California 92037. The corporate secretary will forward such communications to each member of our board of directors; provided that, if in the opinion of our corporate secretary it would be inappropriate to send a particular stockholder communication to a specific director, such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion).

Corporate Governance

Our company’s Code of Business Conduct and Ethics, as amended, Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter and Nominating/Corporate Governance Committee Charter are available, free of charge, on our website at www.orexigen.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this proxy statement. We will also provide copies of these documents as well as our company’s other corporate governance documents, free of charge, to any stockholder upon written request to Orexigen Therapeutics, Inc., 3344 N. Torrey Pines Court, Suite 200, La Jolla, California 92037.

Vote Required; Recommendation of the Board of Directors

If a quorum is present and voting at the annual meeting, the three nominees receiving the highest number of votes will be elected to our board of directors. Votes withheld from any nominee, abstentions and broker non-votes will be counted only for purposes of determining a quorum. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposal in the absence of voting instructions from the beneficial owner.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF ECKARD WEBER, M.D., PATRICK J. MAHAFFY AND MICHAEL A. NARACHI. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE ON YOUR PROXY CARD.

PROPOSAL 2:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, our stockholders are now entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The compensation of our named executive officers is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, our management and board of directors believes that our compensation policies and decisions are focused on pay-for-performance principles and strongly aligned with our stockholders’ interests; consistent with current market practices. Compensation of the company’s named executive officers is designed to:

•	provide competitive total compensation opportunities that help attract, retain, motivate and reward our senior executives and key employees;

•	establish a direct and meaningful link between our business and financial results, individual and team performance and compensation; and

•

enhance the executives’ incentive to increase our stock price and maximize stockholder value, as well as reward superior performance, by providing a portion of total compensation opportunities for senior management in the form of direct ownership in our company through stock options.

Accordingly, the board of directors is asking the stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion is hereby APPROVED.”

Because the vote is advisory, it will not be binding on our board of directors. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to management and our board of directors and, accordingly, the board and the compensation committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.

OUR BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3:

ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF

ADVISORY STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Act and Section 14A of the Exchange Act also enable our stockholders to indicate their preference regarding how frequently we should solicit a non-binding advisory vote on the compensation of our named executive officers as disclosed in our proxy statements. Accordingly, we are asking stockholders to indicate whether they would prefer an advisory vote once every one, two or three years. Alternatively, stockholders may abstain from casting a vote. For the reasons described below, the board of directors recommends that the stockholders select a frequency of three years, or a triennial vote.

After considering the benefits and consequences of each option for the frequency of submitting the advisory vote on the compensation of our named executive officers to stockholders, the board of directors recommends that the advisory vote on the compensation of our named executive officers be submitted to the stockholders triennially.

The board of directors believes that a triennial advisory vote on the compensation of our named executive officers will allow more time for a thoughtful analysis of the compensation practices for our named executive officers and will foster a more long-term approach to analyzing these practices. At the same time, the board of directors believes that a triennial vote is frequent enough such that it will still maintain accountability for executive compensation decisions and practices. The board intends that our compensation program be responsive to stockholder concerns, but is concerned that annual or biennial votes on the program could foster a short-term focus and undermine some of its most thoughtful features. The board is also concerned that annual advisory votes on executive compensation for all public companies will overburden investors and require them to evaluate too many executive compensation programs annually, hindering careful evaluation of the programs. Because of this, annual and biennial votes may lead to “one size fits all” formulas for evaluating compensation that will impair our ability to design a compensation program to align with our business model and performance drivers. Finally, the board believes that we will be better served by periodic votes on compensation that afford the compensation committee as well as the board of directors as a whole time to understand concerns and deliberate appropriate responses, and allow stockholders time to see responsive changes. In the event an advisory vote indicates stockholder concern, the board believes stockholders will be best served if the board takes the time to understand the issues and thoughtfully develop responsive alternatives.

Accordingly, the board of directors is recommending that stockholders indicate three years when voting on the proposal.

While the board of directors believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis, as to whether the non-binding advisory vote on the approval of our executive compensation practices should be held every one, two or three years. The option among those choices that obtains the greatest number of votes cast by the holders of shares present in person or represented by proxy and entitled to vote at the annual meeting will be deemed to be the frequency preferred by our stockholders. Abstentions and broker non-votes will be counted only for purposes of determining a quorum. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposal in the absence of voting instructions from the beneficial owner.

Our board of directors and compensation committee value the opinions of the stockholders in this matter and, to the extent there is any significant vote in favor of one frequency over the other options, the board will consider the stockholders’ concerns and evaluate any appropriate next steps. However, because this vote is advisory and therefore not binding on us or the board of directors, the board may decide that it is in the best interests of the stockholders that the company hold an advisory vote on executive compensation more or less frequently than the option preferred by the stockholders. The vote will not be construed to create or imply any change or addition to the fiduciary duties of the Company or the board of directors.

OUR BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF “THREE YEARS” ON PROPOSAL 3.

PROPOSAL 4:

APPROVAL OF THE 2007 EQUITY INCENTIVE AWARD PLAN, AS AMENED

Overview

The Orexigen Therapeutics, Inc. 2007 Equity Incentive Award Plan, or the 2007 Plan, was adopted by our Board in February 2007, and was also approved by our stockholders in February 2007. The 2007 plan became effective on April 24, 2007, the day immediately prior to the date upon which we became subject to the reporting requirements of the Exchange Act.

On April 13, 2011, the Board unanimously approved to the 2007 Plan, as amended, subject to stockholder approval. The 2007 Plan was amended to, among other things, add an additional 10,000,000 shares to the number of shares of common stock authorized for issuance under the 2007 Plan (we refer to the 2007 Plan, as amended by the Board on April 13, 2011, as the “Amended 2007 Plan” throughout this proxy statement), increase the number of shares to be added to the Amended 2007 Plan automatically each January 1, starting with January 1, 2012, to the least of (i) 15% of our outstanding common stock on the applicable January 1, (ii) 6,000,000 shares of common stock and (iii) a lesser number of shares of our common stock determined by our board of directors, and increase the limitation on the number of shares that may be granted pursuant to the exercise of incentive stock option to 40,000,000 shares.

If the stockholders approve the Amended 2007 Plan, it will become effective on the date of the Annual Meeting. If the stockholders fail to approve this Proposal 4, the 2007 Plan will remain as is without any changes thereto.

Why we are asking our stockholders to approve the Amended 2007 Plan

Equity awards have been historically and, we believe, will continue to be an integral component of our overall compensation program for all of our employees, consultants and directors. Approval of the Amended 2007 Plan will allow us to continue to grant stock options and other equity awards at levels the Compensation Committee determines to be appropriate in order to retain our existing employees, consultants and directors, attract new employees, consultants and directors, if appropriate, and to provide incentives for such persons to exert maximum efforts for our success and ultimately increase stockholder value. Given the current low trading price of our common stock, the increase in the number of shares of common stock authorized for issuance under the 2007 Plan would permit us to issue more shares of common stock pursuant to equity awards to remain competitive in the current market. The Amended 2007 Plan allows us to utilize a broad array of equity incentives with flexibility in designing equity incentives, including traditional stock option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance stock awards, performance cash awards and other stock-based awards.

We believe it is critical for our long-term success that the interests of our employees, consultants and directors are tied to our success as “owners” of our business. The equity incentive programs we have in place have worked to build stockholder value by attracting and retaining extraordinarily talented employees, consultants and directors. We believe we must continue to offer a competitive equity compensation package in order to attract and motivate the talent necessary for our continued growth and success.

Important Aspects of the Amended 2007 Plan Designed to Protect our Stockholders’ Interests

Certain provisions in the Amended 2007 Plan are designed to protect our stockholders’ interests including:

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Flexibility in designing equity compensation scheme. The Amended 2007 Plan allows us to provide a broad array of equity incentives, including traditional stock option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance stock awards, performance cash awards and other stock-based awards. By providing this flexibility we can quickly and effectively react to trends in compensation practices and continue to offer competitive compensation arrangements to attract and retain the talent necessary for the success of our business.

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Broad-based eligibility for equity awards. We grant equity awards to substantially all of our employees. By doing so, we tie our employee’s interests with stockholder interests and motivate our employees to act as owners of the business.

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Submission of Amended 2007 Plan material amendments to stockholders. The Amended 2007 Plan requires stockholder approval for material amendments to the Amended 2007 Plan, including any increase in the number of shares reserved for issuance under the Amended 2007 Plan.

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Reasonable limit on equity awards. The Amended 2007 Plan limits the number of shares of common stock available for equity awards such that no employee may be granted an equity award covering more than to 1,500,000 shares in a fiscal year.

Description of the Amended 2007 Plan

The 2007 Plan was the successor to and continuation of the Orexigen Therapeutics, Inc. 2004 Stock Plan (the “2004 Plan”). All outstanding stock awards granted under the 2004 Plan continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock awards and the terms of the 2004 Plan, but no additional awards have been granted under the 2004 Plan since 2007 and no additional stock awards may be granted under the 2004 Plan in the future.

The material features of the Amended 2007 Plan, as amended, are outlined below. This summary is qualified in its entirety by reference to the complete text of the Amended 2007 Plan. Stockholders are urged to read the actual text of the Amended 2007 Plan in its entirety, which is appended to this proxy statement as Appendix A and may be accessed from the SEC’s website at www.sec.gov.

Background and Purpose

The terms of the Amended 2007 Plan provide for the grant of stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, other stock awards, and performance awards that may be settled in cash, stock, or a combination of both.

The purpose of the Amended 2007 Plan is to provide a means by which employees, directors, and consultants may be given an opportunity to purchase our common stock to assist us in recruiting new employees, consultants and directors, retaining the services of current employees, consultants and directors, and to provide incentives for such persons to exert maximum efforts for our success.

Shares Available for Awards

If this proposal is approved, the total number of shares of our common stock reserved for issuance under the Amended 2007 Plan will be 13,525,000 shares. This share reserve consists of (a) 3,525,000 shares originally reserved for issuance under the Amended 2007 Plan, plus (b) an additional 10,000,000 shares subject to approval of the stockholders at the Annual Meeting. In addition, the 2007 Plan contains an “evergreen provision” that allows for an annual increase in the number of shares available for issuance under the Amended 2007 Plan on January 1 of each year during the ten-year term of the 2007 plan, beginning on January 1, 2008. The annual increase in the number of shares shall be equal to the least of: (i) 5% (15% beginning January 1, 2012) of our outstanding common stock on the applicable January 1; (ii) 2,000,000 shares (6,000,000 shares beginning January 1, 2012) of common stock; and (iii) a lesser number of shares of our common stock determined by our Board. The annual increases for 2009, 2010 and 2011 have been 1,721,666, 2,000,000, and 2,000,000 shares, respectively. In addition, the share reserve will be increased by the number of shares subject to stock awards outstanding under the 2004 Plan that expire or terminate prior to exercise or settlement, are forfeited because of a failure to meet a contingency or condition required to vest or are reacquired or withheld to satisfy a tax withholding obligation in connection with an award, other than a stock option or stock appreciation right (the “Returning Shares”). As of April 15, 2011, there were 37,500 shares of common stock subject to stock awards outstanding under the 2004 Plan. In any event, with the exception of Inducement Shares (discussed below) the maximum aggregate number of shares that may be issued under the 2007 plan may in no event exceed 40,000,000 shares.

Finally, the 2007 Plan contains a separate share reserve of 2,500,000 shares, called Inducement Shares, which may be used for stock award grants only to persons not previously employees or non-employee directors of the Company, or following a bona fide period of non-employment, as an inducement material to the individual’s entering into employment with the Company.

If a stock award expires or otherwise terminates without having been exercised in full or is settled in cash, such expiration, termination or settlement shall not reduce (or otherwise offset) the number of shares of the common stock that may be issued pursuant to the Amended 2007 Plan. If any shares of common stock issued pursuant to a stock award are forfeited back to us because of the failure to meet a contingency or condition required to vest such shares in the participant, then the shares which are forfeited shall revert to and again become available for issuance under the Amended 2007 Plan.

If, under the Amended 2007 Plan, we issue common stock pursuant to a stock award and the common stock is later forfeited, then the forfeited shares will again become available for issuance under the Amended 2007 Plan.

Any shares we reacquire pursuant to our withholding obligations in connection with a restricted stock award, restricted stock unit award, performance stock award or other stock award shall again become available for issuance under the Amended 2007 Plan. In addition, any shares we reacquire pursuant to our withholding obligations in connection with a stock option or stock appreciation right or as consideration for the exercise of a stock option or stock appreciation right, will become available for issuance under the Amended 2007 Plan and, if the exercise price of any award is satisfied by the tender of shares of common stock to us (whether by actual delivery or attestation), the tendered shares shall become available for issuance under the Amended 2007 Plan.

As of April 15, 2011, the total number of shares of our common stock available for issuance under the 2007 Plan, other than Inducement Shares, was 2,401,123 shares plus the Returning Shares; and the total number of Inducement Shares available for issuance under the 2007 Plan was 2,226,000. As of April 15, 2011, stock options to purchase 7,832,997 shares were outstanding. The weighted average exercise price of all stock options outstanding as of April 15, 2011 was approximately $5.70 and the weighted average remaining term of such stock options was approximately 7.5 years. A total of 48,078,553 shares of our common stock were outstanding at April 15, 2011.

Eligibility

All of our employees, numbering approximately 33 as of April 15, 2011, and our directors and consultants are eligible to participate in the Amended 2007 Plan and may receive all types of awards other than incentive stock options. Incentive stock options may be granted under the Amended 2007 Plan only to our employees (including officers) and employees of our affiliates. Inducement Shares may be used for grants only to new employees.

Administration

The Amended 2007 Plan is administered by the Board, which may in turn delegate authority to administer the Amended 2007 Plan to a committee. The Board has delegated administration of the Amended 2007 Plan to the Compensation Committee, but may retain the authority to concurrently administer the Amended 2007 Plan with the Compensation Committee and may, at any time, revest in itself some or all of the powers previously delegated to the Compensation Committee. Subject to the terms of the Amended 2007 Plan, the Compensation Committee may determine the recipients, numbers and types of stock awards to be granted, and terms and conditions of the stock awards, including the period of their exercisability and vesting. Subject to the limitations set forth below, the Compensation Committee also determines the fair market value applicable to a stock award and the exercise price of stock options and stock appreciation rights granted under the Amended 2007 Plan.

In the discretion of the Board, the Compensation Committee may consist solely of two or more “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act or solely of two or more “outside directors” within the meaning of Section 162(m) of the Code. The Compensation Committee has the authority to delegate its administrative powers under the Amended 2007 Plan to a subcommittee consisting of members of the Compensation Committee. As used herein, except as explicitly stated otherwise, with respect to the Amended 2007 Plan, the “Board” refers to any committee the Board appoints or, if applicable, any subcommittee, as well as to the Board itself.

Repricing, Cancellation and Re-Grant of Stock Awards

Under the Amended 2007 Plan, the Board has the authority to reprice any outstanding equity awards by reducing the exercise price of the stock award or to cancel any outstanding stock awards in exchange for or other stock awards.

Stock Options

Stock options may be granted under the Amended 2007 Plan pursuant to stock option agreements. The Amended 2007 Plan permits the grant of stock options that qualify as incentive stock options, or ISOs, and nonstatutory stock options, or NSOs. Individual stock option agreements may be more restrictive as to any or all of the permissible terms described in this section.

The exercise price of NSOs may not be less than 100% of the fair market value of the common stock subject to the stock option on the date of grant. The exercise price of ISOs may not be less than 100% of the fair market value of the common stock subject to the stock option on the date of grant and, in some cases (see “Limitations” below), may not be less than 110% of such fair market value. As of April 15, 2011, the closing price of our common stock as reported on the Nasdaq Global Market was $2.85 per share.

In general, the term of stock options granted under the Amended 2007 Plan may not exceed ten years. Unless the terms of an optionholder’s stock option agreement or other agreement with the Company provide for earlier or later termination, if an optionholder’s service relationship with us, or any affiliate of ours, ceases due to death or disability, the optionholder may exercise any vested stock options for up to 12 months after the date the service relationship ends. If an optionholder’s service relationship with us, or any affiliate of ours, ceases for any other reason, the optionholder may exercise any vested stock options for up to three months after the date the service relationship ends, unless the terms of the stock option agreement or other agreement with the Company provide for a longer or shorter period to exercise the stock option. In no event may a stock option be exercised after its expiration date.

Acceptable forms of consideration for the purchase of our common stock pursuant to the exercise of a stock option under the Amended 2007 Plan will be determined by the Board and may include cash, check, bank draft or money order made payable to us, payment pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board, common stock previously owned by the optionholder, or other legal consideration approved by the Board.

Stock options granted under the Amended 2007 Plan may become exercisable in cumulative increments, or “vest,” as determined by the Board at the rate specified in the stock option agreement. Shares covered by different stock options granted under the Amended 2007 Plan may be subject to different vesting schedules as the Board may determine. The Board also has flexibility to provide for accelerated vesting of equity awards in certain events.

Generally, an optionholder may not transfer a stock option other than by will or the laws of descent and distribution or a domestic relations order. However, to the extent permitted under the terms of the applicable stock option agreement, an optionholder may designate a beneficiary who may exercise the stock option following the optionholder’s death.

Limitations

The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of our equity compensation plans may not exceed $100,000. The stock options or portions of stock options that exceed this limit are treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any affiliate of ours unless the following conditions are satisfied:

•	the stock option exercise price must be at least 110% of the fair market value of the stock subject to the stock option on the date of grant; and

•	the term of any ISO award must not exceed five years from the date of grant.

The aggregate maximum number of shares of common stock that may be issued pursuant to the exercise of ISOs is 40,000,000 shares of common stock. In addition, no employee may be granted stock options, stock appreciation rights, or other stock awards under the Amended 2007 Plan covering more than 1,500,000 shares of our common stock in any fiscal year.

Restricted Stock Awards

Restricted stock awards may be granted under the Amended 2007 Plan pursuant to restricted stock award agreements. Shares of our common stock acquired under a restricted stock award may be subject to forfeiture to us in accordance with a vesting schedule to be determined by the Board. Except as otherwise provided in the applicable restricted stock award agreement, restricted stock awards that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.

Restricted Stock Unit Awards

Restricted stock unit awards may be granted under the Amended 2007 Plan pursuant to restricted stock unit award agreements. We will settle a payment due to a recipient of a restricted stock unit award by delivery of shares of our common stock Dividend equivalents may be credited in respect of shares of our common stock covered by a restricted stock unit award. Restricted stock unit awards may be subject to vesting in accordance with a vesting schedule to be determined by the Board. Except as otherwise provided in the applicable restricted stock unit award agreement, restricted stock units that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.

Stock Appreciation Rights

Stock appreciation rights may be granted under the Amended 2007 Plan pursuant to a stock appreciation rights agreements. Each stock appreciation right is denominated in common stock share equivalents. The strike price of each stock appreciation right will be determined by the Board. The Board may also impose restrictions or conditions upon the vesting of stock appreciation rights that it deems appropriate. Stock appreciation rights may be paid in our common stock, in cash, in a combination of cash and stock. Stock appreciation rights shall be subject to the same conditions upon termination and restrictions on transfer as stock options under the Amended 2007 Plan.

Performance Awards

The Amended 2007 Plan provides for the grant of two types of performance awards: performance share awards and performance stock units. Performance awards may be granted, vest or be exercised based upon the attainment during a specified period of time of specified performance goals. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained shall be determined by the Compensation Committee. The maximum amount covered by a performance award that may be granted to any individual in a fiscal year (whether the grant, vesting or exercise is contingent upon the attainment during a performance period of the performance goals) may not exceed 1,500,000 shares of our common stock in the case of performance stock awards.

In granting a performance award, the Compensation Committee will set a period of time (a “performance period”) over which the attainment of one or more goals (“performance goals”) will be measured for the purpose of determining whether the award recipient has a vested right in or to such award. Within the time period prescribed by Section 162(m) of the Code, at a time when the achievement of the performance goals remains substantially uncertain (typically before the 90th day of a performance period or the date on which twenty-five percent of the performance period has elapsed), the Compensation Committee will establish the performance goals, based upon one or more criteria (“performance criteria”) enumerated in the Amended 2007 Plan and described below. As soon as administratively practicable following the end of the performance period, the Compensation Committee will certify (in writing) whether the performance goals have been satisfied.

Performance goals under the Amended 2007 Plan shall be determined by the Board, based on any one or more of the following performance criteria: (i) net earnings (either before or after interest, taxes, depreciation and amortization), (ii) economic value-added (as determined by the Committee), (iii) sales or revenue, (iv) net income (either before or after taxes), (v) operating earnings, (vi) cash flow (including, but not limited to, operating cash flow and free cash flow), (vii) cash flow return on capital, (viii) return on net assets, (ix) return on stockholders’ equity, (x) return on assets, (xi) return on capital, (xii) stockholder returns, (xiii) return on sales, (xiv) gross or net profit margin, (xv) productivity, (xvi) expense, (xvii) margins, (xviii) operating efficiency, (xix) customer satisfaction, (xx) working capital, (xxi) earnings per share of Stock, (xxii) price per share of Stock, and (xxiii) market share. Any of the performance goals may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group, and may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual.

The Board may adjust or modify the calculation of performance goals in order to prevent the dilution or enlargement of the rights of Participants (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

Compensation attributable to performance-based awards under the Amended 2007 Plan will qualify as performance-based compensation, provided that: (i) the award is granted by a compensation committee comprised solely of “outside directors,” (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and (iii) the compensation committee certifies in writing prior to the granting, payment or exercisability of the award that the performance goal has been satisfied.

Other Stock Awards

Other forms of stock awards valued in whole or in part with reference to our common stock may be granted either alone or in addition to other stock awards under the Amended 2007 Plan. The Board will have sole and complete authority to determine the persons to whom and the time or times at which such other stock awards will be granted, the number of shares of our common stock to be granted and all other conditions of such other stock awards. Other forms of stock awards may be subject to vesting in accordance with a vesting schedule to be determined by the Board.

Changes to Capital Structure

In the event of certain capitalization adjustments, the Board will appropriately adjust: (i) the class(es) and maximum number of securities subject to the Amended 2007 Plan, (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of incentive stock options, (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 162(m) limits, and (iv) the class(es) and number of securities and price per share of stock subject to outstanding stock awards.

Corporate Transactions

In the event of certain significant corporate transactions, the Board has the discretion to take one or more of the following actions with respect to outstanding stock awards under the Amended 2007 Plan:

•	arrange for assumption, continuation, or substitution of a stock award by a surviving or acquiring entity (or its parent company);

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arrange for the assignment of any reacquisition or repurchase rights applicable to any shares of our common stock issued pursuant to a stock award to the surviving or acquiring corporation (or its parent company);

•	accelerate the vesting and exercisability of a stock award followed by the termination of the stock award;

•	arrange for the lapse of any reacquisition or repurchase rights applicable to any shares of our common stock issued pursuant to a stock award;

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cancel or arrange for the cancellation of a stock award, to the extent not vested or not exercised prior to the effective date of the corporate transaction, in exchange for cash consideration, if any, as the Board, in its sole discretion, may consider appropriate; and

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arrange for the surrender of a stock award in exchange for a payment equal to the excess of (a) the value of the property the holder of the stock award would have received upon the exercise of the stock award, over (b) any exercise price payable by such holder in connection with such exercise.

The Board need not take the same action for each stock award.

For purposes of the Amended 2007 Plan, a corporate transaction will be deemed to occur in the event of the consummation of any combination or exchange of shares, merger, consolidation, distribution of Company assets to stockholders (other than normal cash dividends) or any other corporate event affecting the stock or price of the stock.

The acceleration of vesting of an award in the event of a corporate transaction under the Amended 2007 Plan may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

Change in Control

The 2007 plan contains a change in control provision, which provides that in the event of a change in control of our company (for example, if we are acquired by merger or asset sale) where the acquiror does not assume awards granted under the 2007 plan, awards issued under the 2007 plan will be subject to accelerated vesting such that 100% of the awards will become vested and exercisable or payable, as applicable.

The acceleration of vesting of an award in the event of a change in control event under the Amended 2007 Plan may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

Plan Amendments

The Board will have the authority to amend or terminate the Amended 2007 Plan. However, no amendment or termination of the plan will adversely affect any rights under awards already granted to a participant in any material way unless agreed to by the affected participant. We will obtain stockholder approval of any amendment to the Amended 2007 Plan as required by applicable law and listing requirements.

Plan Termination

Unless sooner terminated by the Board, the Amended 2007 Plan shall automatically terminate on April 23, 2017, which is the day before the tenth anniversary of the earlier of the date the 2007 Plan was adopted by the Board.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The information set forth below is a summary only and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any recipient may depend on his or her particular situation, each recipient should consult the recipient’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award. The Amended 2007 Plan is not qualified under the provisions of Section 401(a) of the Code, and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income, as well as the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of our tax reporting obligations.

Nonstatutory Stock Options

Generally, there is no taxation upon the grant of an NSO if the stock option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. On exercise, an optionholder will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock over the exercise price. If the optionholder is employed by us or one of our affiliates, that income will be subject to withholding taxes. The optionholder’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the optionholder’s capital gain holding period for those shares will begin on that date.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the optionholder.

Incentive Stock Options

The Amended 2007 Plan provides for the grant of stock options that qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, an optionholder generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the optionholder holds a share received on exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, an optionholder disposes of a share acquired on exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the optionholder generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the optionholder will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that stock option generally will be an adjustment included in the optionholder’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired on exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionholder, subject to Section 162(m) of the Code and provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following his or her receipt of the stock award, to recognize ordinary income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Stock Appreciation Rights

We may grant under the Amended 2007 Plan stock appreciation rights separate from any other award or in tandem with other awards under the Amended 2007 Plan.

Where the stock appreciation rights are granted with a strike price equal to the fair market value of the underlying stock on the grant date, the recipient will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

Restricted Stock Unit Awards

Generally, the recipient of a stock unit structured to conform to the requirements of Section 409A of the Code or an exception to Section 409A of the Code will recognize ordinary income at the time the stock is delivered equal to the excess, if any, of the fair market value of the shares of our common stock received over any amount paid by the recipient in exchange for the shares of our common stock. To conform to the requirements of Section 409A of the Code, the shares of our common stock subject to a stock unit award may generally only be delivered upon one of the following events: a fixed calendar date (or dates), separation from service, death, disability or a change in control. If delivery occurs on another date, unless the stock units otherwise comply with or qualify for an exception to the requirements of Section 409A of the Code, in addition to the tax treatment described above, the recipient will owe an additional 20% federal tax and interest on any taxes owed.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock units, will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Section 162(m) Limitations

Compensation of persons who are “covered employees” of the Company is subject to the tax deduction limits of Section 162(m) of the Code. Awards that qualify as “performance-based compensation” are exempt from Section 162(m), thereby permitting us to claim the full federal tax deduction otherwise allowed for such compensation. Under the current tax rules, our covered employees are our chief executive officer, and our three highest paid executive officers (not including our chief financial officer). The Amended 2007 Plan is intended to enable the Compensation Committee to make awards, including cash performance awards, that will be exempt from the deduction limits of Section 162(m). Under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if (i) such awards are approved by a compensation committee composed solely of “outside directors,” (ii) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, (iii) the per-employee limitation is approved by the stockholders, and (iv) the exercise or strike price of the award is no less than the fair market value of the stock on the date of grant. Compensation attributable to restricted stock awards, restricted stock unit awards, performance awards and other stock-based awards will qualify as performance-based compensation, provided that (i) the award is approved by a compensation committee composed solely of “outside directors,” (ii) the award is granted, becomes vested or is settled, as applicable, only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) a committee of outside directors certifies in writing prior to the granting (or vesting or settlement) of the award that the performance goal has been satisfied, and (iv) prior to the granting (or vesting or settlement) of the award, the stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount, or formula used to calculate the maximum amount, payable upon attainment of the performance goal).

New Plan Benefits

Awards under the Amended 2007 Plan are discretionary, and we have not approved any awards that are conditioned on stockholder approval of the Amended 2007 Plan. Accordingly, we cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to executive officers, directors, and employees under the Amended 2007 Plan.

Plan Benefits

The following table presents certain information with respect to options granted under the Amended 2007 Plan as of April 15, 2011 to our (i) named executive officers, (ii) all current executive officers as a group, (iii) all current directors who are not executive officers as a group, and (iv) all current employees, including non-executive officers, as a group.

Name	Number of Options Granted as of April 15, 2011
Michael A. Narachi
Graham K. Cooper (1)
Mark D. Booth
Heather D. Turner
Preston Klassen, M.D., M.H.S.
All current executive officers as a group (6 individuals)
All current directors who are not executive officers as a group (9 individuals)
All current employees, including non-executive officers, as a group (27 individuals)

Total

(1)	Mr. Cooper resigned as our chief financial officer and treasurer effective as of March 11, 2011.

Since its inception, no shares have been issued under the 2007 Plan to any associate of any director, nominee or executive officer, and no person has been issued or will be issued five percent or more of the total amount of shares issued under the 2007 Plan.

Required Vote and Recommendation of the Board of Directors

Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes will have no effect on this proposal as broker or other nominees are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.

Our board of directors believes that approval of this proposal is in our best interests and the best interests of our stockholders for the reasons stated above.

OUR BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 4.

PROPOSAL 5:

APPROVAL AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Our board of directors is requesting stockholder approval of an amendment to our Amended and Restated Certificate of Incorporation to increase our authorized number of shares of common stock from 100,000,000 shares to 300,000,000 shares.

The additional common stock to be authorized by adoption of the amendment would have rights identical to our currently outstanding common stock. Adoption of the proposed amendment and issuance of the common stock would not affect the rights of the holders of our currently outstanding common stock, except for effects incidental to increasing the number of shares of our common stock outstanding, such as dilution of the voting rights of current holders of common stock. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment of our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

In addition to the 48,078,553 shares of common stock outstanding on April 15, 2011, our board of directors has reserved an aggregate of 12,460,120 shares of common stock for issuance upon exercise of options and rights granted under our stock option plans.

Although, at present, our board of directors has no plans to issue the additional shares of common stock, it desires to have the shares available to provide additional flexibility to use our capital stock for business and financial purposes in the future. The additional shares may be used for various purposes without further stockholder approval, except as may be required in certain cases by law or the rules of the Nasdaq Stock Market. These purposes may include raising capital; providing equity incentives to employees, officers or directors; establishing strategic relationships with other companies; expanding our business or product lines through the acquisition of other businesses or products; and other purposes.

Our audited consolidated financial statements, management’s discussion and analysis of financial condition and results of operations, and certain supplementary financial information are incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

The affirmative vote of the holders of a majority of the outstanding shares of our common stock will be required to approve this amendment to our Amended and Restated Certificate of Incorporation. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. The approval of Proposal 5 is a routine proposal on which a broker or other nominee has discretionary authority to vote. Accordingly, no broker non-votes will likely result from this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 5.

PROPOSAL 6:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The audit committee has selected Ernst & Young LLP as the company’s independent registered public accountants for the year ending December 31, 2011 and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited the company’s financial statements since its inception in 2002. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as the company’s independent registered public accountants is not required by Delaware law, the company’s amended and restated certificate of incorporation, or the company’s amended and restated bylaws. However, the audit committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if the audit committee determines that such a change would be in the best interests of the company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on Proposal 6 and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether Proposal 6 has been approved.

Independent Registered Public Accountants’ Fees

The following table represents aggregate fees billed to us for services related to the fiscal years ended December 31, 2010 and 2009, by Ernst & Young LLP, our independent registered public accounting firm.

	Year Ended December 31,
	2010	2009
Audit Fees(1)	$234,000	$371,500
Audit Related Fees(2)	—	—
Tax Fees(3)	30,000	—
All Other Fees(4)	1,425	1,700

	$265,425	$373,200

(1)	Audit Fees consist of fees billed for professional services performed by Ernst & Young LLP for the audit of our annual financial statements and review of our registration statements on Forms S-3 and S-8, preparation of comfort letters associated with our follow-on public offerings and related services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)	Audit Related Fees consist of fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. There were no such fees incurred during 2010 or 2009.
(3)	Tax Fees consist of fees for professional services performed by Ernst & Young LLP with respect to an Internal Revenue Code Section 382 study. There were no such fees incurred during 2009.
(4)	All Other Fees consist of fees billed in the indicated year for an annual subscription to Ernst & Young LLP’s online resource library.

The audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP, and has concluded that the provision of such services is compatible with maintaining the independence of our auditors.

Pre-Approval Policies and Procedures

Our audit committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee, and all such services were pre-approved in accordance with this policy during the fiscal years ended December 31, 2010 and 2009. These services may include audit services, audit-related services, tax services and other services. The audit committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. The approval of Proposal 6 is a routine proposal on which a broker or other nominee has discretionary authority to vote. Accordingly, no broker non-votes will likely result from this proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011. PROXIES SOLICITED BY OUR BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE ON THEIR PROXY CARDS.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our common stock at March 31, 2011 for:

•	each person known to us to be the beneficial owner of more than 5% of our common stock;

•	each named executive officer;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Orexigen Therapeutics, Inc., 3344 N. Torrey Pines Court, Suite 200, La Jolla, California 92037. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us by the stockholders, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 48,078,553 shares of common stock outstanding on March 31, 2011.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable as of May 30, 2011, which is 60 days after March 31, 2011. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Shares Beneficially Owned
Beneficial Owner	Number	Percentage
5% or Greater Stockholders:
Funds affiliated with Domain Associates, L.L.C.(1)	6,178,681	12.8%
One Palmer Square, Suite 515 Princeton, NJ 08542

Funds and persons affiliated with S.A.C. Capital Advisors, L.P.(2)	3,445,400	7.2
72 Cummings Point Road Stamford, Connecticut 06902

Scale Venture Partners II, LP(3)	3,074,250	6.4
950 Tower Lane, Suite 700 Foster City, CA 94404

Funds affiliated with Kleiner Perkins Caufield & Byers(4)	2,648,214	5.5
2750 Sand Hill Road Menlo Park, CA 94025

	Shares Beneficially Owned
Beneficial Owner	Number	Percentage
Directors and Executive Officers:
Michael A. Narachi(5)	934,648	1.9
Graham K. Cooper(6)	178,529	*
Mark Booth(7)	311,204	*
Heather D. Turner(8)	347,282	*
Preston Klassen, M.D., M.H.S.(9)	97,663	*
Eckard Weber, M.D.(10)	895,277	1.8
Louis C. Bock(3)	3,074,250	6.4
Wendy L. Dixon, Ph.D.(11)	29,028	*
Brian H. Dovey(1)	6,255,614	13.0
Peter K. Honig(12)	30,417	*
Joseph S. Lacob(4)	2,718,205	5.6
Patrick J. Mahaffy (13)	51,250	*
Michael F. Powell, Ph.D.(14)	56,806	*
Daniel K. Turner III(15)	555,517	1.2
Executive officers and directors as a group (16 persons)(16)	15,869,182	31.3

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)	Includes 3,543,832 shares of common stock held by Domain Partners V, L.P., 2,506,150 shares of common stock held by Domain Partners VII, L.P., 83,975 shares of common stock held by DP V Associates, L.P., 42,761 shares of common stock held by DP VII Associates, L.P. and 1,963 shares of common stock held by Domain Associates, L.L.C. The voting and disposition of the shares held by Domain Partners V, L.P. and DP V Associates, L.P. is determined by the managing members of One Palmer Square Associates V, L.L.C., the general partner of Domain Partners V, L.P. and DP V Associates, L.P. The voting and disposition of the shares held by Domain Partners VII, L.P. and DP VII Associates L.P. is determined by the managing members of One Palmer Square Associates VII, L.L.C., the general partner of Domain Partners VII, L.P. and DP VII Associates, L.P. The managing members of Domain Associates, L.L.C. share voting and dispositive power with respect to the shares held by Domain Associates, L.L.C. Dr. Weber, the chairman of our board of directors, is an employee of Domain Associates, L.L.C., the manager of Domain Partners V, L.P., Domain Partners VII, L.P., DP V Associates, L.P. and DP VII Associates, L.P. Dr. Weber has no ownership interest, or voting or investment power with respect to the shares held by Domain Partners V, L.P., Domain Partners VII, L.P., DP V Associates, L.P., DP VII Associates, L.P. and Domain Associates, L.L.C. Mr. Dovey, a member of our board of directors, is a managing member of Domain Associates, L.L.C., One Palmer Square Associates V, L.L.C. and One Palmer Square Associates VII, L.L.C. and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Mr. Dovey also directly holds 20,128 shares of common stock and has the right to acquire 56,805 shares pursuant to outstanding options which are or will be immediately exercisable within 60 days of March 31, 2011. Information regarding these shares is based in part on the Schedule 13D/A filed by Domain Partners V, L.P. with the SEC on December 3, 2009 and the Form 4 filed by Mr. Dovey with the SEC on December 21, 2009.
(2)

Based on the Schedule 13G filed by S.A.C. Capital Advisors, L.P., S.A.C. Capital Advisors, Inc., S.A.C. Capital Associates, LLC, CR Intrinsic Investors, LLC and Steven A. Cohen with the SEC on January 31, 2011, and by reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, each of (i) SAC Capital Advisors L.P., SAC Capital Advisors Inc. and Mr. Cohen may be deemed to beneficially own 2,370,400 shares (this includes 700,000 shares subject to call options held by S.A.C. Capital Associates, LLC) and (ii) CR Intrinsic Investors, LLC and Mr. Cohen may be deemed to beneficially own 1,075,000 shares (this includes 150,000 shares subject to call options held by CR Intrinsic Investments, LLC. SAC Capital Advisors L.P., SAC Capital Advisors Inc., CR Intrinsic Investors, LLC, and Mr. Cohen own directly no shares. Pursuant to an investment management agreement, SAC Capital Advisors L.P. maintains investment and voting power with respect to the securities held by SAC Capital

Associates, LLC and SAC MultiQuant Fund. SAC Capital Advisors Inc. is the general partner of SAC Capital Advisors L.P. Pursuant to an investment management agreement, CR Intrinsic Investors, LLC maintains investment and voting power with respect to the securities held by CR Intrinsic Investments, LLC. Mr. Cohen controls each of SAC Capital Advisors Inc. and CR Intrinsic Investors, LLC. CR Intrinsic Investments, LLC is a wholly owned subsidiary of SAC Capital Associates, LLC. Each of SAC Capital Advisors L.P., SAC Capital Advisors Inc., CR Intrinsic Investors, LLC and Mr. Cohen disclaims beneficial ownership of any of the shares, and SAC Capital Associates, LLC disclaims beneficial ownership of any shares held by CR Intrinsic Investments, LLC.

(3)	The voting and disposition of the shares held by Scale Venture Partners II, LP is determined by the action of five of the six managers of Scale Venture Management II, LLC, the ultimate general partner of Scale Venture Partners II, LP. Mr. Bock is one of the managers of Scale Venture Management II, LLC and as such has a pecuniary interest in such shares, but has no sole voting or investment power with respect to such shares. Mr. Bock disclaims beneficial ownership of the shares held by Scale Venture Partners II, LP, except to the extent of his proportionate pecuniary interest therein. Mr. Bock also has the right to acquire 56,805 shares pursuant to outstanding options which are or will be immediately exercisable within 60 days of March 31, 2011. Information regarding these shares is based in part on the Schedule 13G/A filed by Scale Venture Management II, LLC with the SEC on February 10, 2011 and the Form 4 filed by Mr. Bock on July 28, 2009.
(4)	Includes 2,575,572 shares beneficially held by Kleiner Perkins Caufield & Byers X-A, L.P. and 72,642 shares beneficially held by Kleiner Perkins Caufield & Byers X-B, L.P. Excludes, in the case of Mr. Lacob, 1,102,407 shares held by other entities affiliated with Kleiner Perkins Caufield & Byers as to which Mr. Lacob does not have voting or dispositive power. The Joseph S. Lacob Revocable Trust UTA dated July 19, 2007, whose trustee is Mr. Lacob, a member of our board of directors, is a manager and general partner of the Kleiner Perkins Caufield & Byers funds and has shared voting and investment power over these shares. Shares are held for convenience in the name of “KPCB Holdings, Inc. as nominee” for the account of entities affiliated with Kleiner Perkins Caufield & Byers and others. Mr. Lacob disclaims beneficial ownership of any of these shares held by the aforementioned entities, except to the extent of his pecuniary interest therein. The Joseph S. Lacob Revocable Trust UTA dated July 19, 2007, whose trustee is Mr. Lacob, also directly holds 13,186 shares and Mr. Lacob has the right to acquire 56,805 shares pursuant to outstanding options which are or will be immediately exercisable within 60 days of March 31, 2011. Information regarding these shares is based in part on the Schedule 13G filed by Kleiner Perkins Caufield & Byers X-A, L.P. with the SEC on February 14, 2008.
(5)	Mr. Narachi has the right to acquire these shares pursuant to outstanding options which are or will be immediately exercisable within 60 days of March 31, 2011.
(6)	Mr. Cooper has the right to acquire these shares pursuant to outstanding options which are or will be immediately exercisable within 60 days of March 31, 2011.
(7)	Mr. Booth has the right to acquire these shares pursuant to an outstanding option which is or will be immediately exercisable within 60 days of March 31, 2011.
(8)	Ms. Turner has the right to acquire these shares pursuant to an outstanding option which is or will be immediately exercisable within 60 days of March 31, 2011.
(9)	Dr. Klassen has the right to acquire these shares pursuant to an outstanding option which is or will be immediately exercisable within 60 days of March 31, 2011.
(10)	Includes the right to acquire 56,805 shares pursuant to outstanding options which are or will be immediately exercisable within 60 days of March 31, 2011.
(11)	Dr. Dixon has the right to acquire these shares pursuant to an outstanding option which is or will be immediately exercisable within 60 days of March 31, 2011.
(12)	Mr. Honig has the right to acquire these shares pursuant to an outstanding option which is or will be immediately exercisable within 60 days of March 31, 2011.
(13)	Mr. Mahaffy has the right to acquire these shares pursuant to outstanding options which are or will be immediately exercisable within 60 days of March 31, 2011.
(14)	Mr. Powell has the right to acquire these shares pursuant to an outstanding option which is or will be immediately exercisable within 60 days of March 31, 2011. Includes one share of common stock held directly by Mr. Powell.

(15)	Includes 149,356 shares held by Montreux Equity Partners II SBIC, L.P. and 349,356 shares held by Montreux Equity Partners III SBIC, L.P. The voting and disposition of the shares held by Montreux Equity Partners III SBIC, L.P. and Montreux Equity Partners II SBIC, L.P. are determined by Montreux Equity Management III SBIC, LLC and Montreux Equity Management II SBIC, LLC, respectively. Mr. Turner is a managing member of Montreux Equity Management III SBIC, LLC and Montreux Equity Management II SBIC, LLC. Mr. Turner disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Mr. Turner also has the right to acquire 56,805 shares pursuant to outstanding options which are or will be immediately exercisable within 60 days of March 31, 2011.
(16)	Includes shares of common stock subject to outstanding options which are or will be immediately exercisable within 60 days of March 31, 2011.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Our Executive Officers and Key Employees

The following table sets forth certain information about our executive officers and a key employee as of March 31, 2011:

Name	Age	Position
Executive Officers:
Michael A. Narachi	51	President, Chief Executive Officer and Director
Joseph P. Hagan	42	Senior Vice President, Corporate Development, Strategy, Communications, Technical Operations and Acting-Chief Financial Officer
Mark D. Booth	51	Chief Commercial Officer
Heather D. Turner	38	Vice President, General Counsel and Secretary
Preston Klassen, M.D., M.H.S.	42	Head of Global Contrave Program and Senior Vice President, Product Development
Dawn Viveash, M.D.	55	Senior Vice President, Regulatory Affairs

Key Employee:
Carol A. Baum	52	Vice President, Commercialization

Executive Officers

The biography of Michael A. Narachi can be found under “Proposal 1 — Election of Directors.”

Joseph P. Hagan has served as our Senior Vice President, Corporate Development, Strategy, Communications since May 2009 and our acting-Chief Financial Officer since March 2011. Previously, from May 2008 to May 2009, Mr. Hagan established and was a Partner at Groundswell Advisors, a biotechnology consulting firm, providing operational guidance and execution in corporate strategy, commercialization, financing and partnership opportunities. While at Groundswell Advisors, he served as acting chief executive officer of Unity Pharma, consulted to numerous small biotech companies, and served on the board of directors of Seredigm Corp. Prior to establishing Groundswell, from September 1998 to April 2008, Mr. Hagan worked for Amgen Inc. where he served in various senior business development roles, including founder and Managing Director of Amgen Ventures where he had P&L responsibility for a $100 million corporate fund and served as a director on the boards of directors of six portfolio companies. As head of Corporate Development at Amgen, Mr. Hagan led such notable completed transactions as the acquisitions of Immunex and Tularik and the spinout of Novantrone, as well as numerous other business development efforts totaling over $15 billion in value. Before joining Amgen, Mr. Hagan spent five years in the bioengineering labs at Genzyme and Advanced Tissue Sciences. He received an M.B.A. from Northeastern University and a B.S. in Physiology and Neuroscience from the University of California, San Diego.

Mark D. Booth has served as our Chief Commercial Officer since August 2009. Mr. Booth brings over 25 years of commercial and business development experience to Orexigen. Most recently, Mr. Booth served as President of Takeda Pharmaceuticals North America (TPNA) from October 2001 to June 2008, where he presided over the commercial, medical and scientific affairs, business development and all support functions. Prior to his role at TPNA, Mr. Booth served as Senior Vice President, General Manager at Immunex Corporation from January 2000 to September 2001, where he was responsible for the sales, marketing and project management functions. Before joining Immunex Corporation, Mr. Booth was at Abbott Laboratories from 1983 to 2000, where he served in a range of leadership positions including Division Vice President, General Manager for the anti-infective franchise. Mr. Booth holds a BS in Biology from Northern Illinois University and an M.B.A from Northwestern University Kellogg School of Management.

Heather D. Turner has served as our Senior Vice President, General Counsel and Secretary since May 2010. From June 2007 to May 2010, Ms. Turner served as our Vice President, General Counsel and Secretary. Previously, from July 2005 to June 2007, Ms. Turner worked first as Corporate Counsel and most recently as Associate General Counsel at Conor Medsystems, LLC (previously Conor Medsystems, Inc.), in Menlo Park, California, a company specializing in drug-eluting stents. From 1999 until 2005, Ms. Turner was an associate at Cooley LLP (formerly Cooley Godward Kronish LLP), a national law firm, where she advised public and private companies, investors and board members. At both Conor Medsystems and Cooley Godward, Ms. Turner advised on matters ranging from public reporting, public offerings, securities law compliance, mergers and acquisitions, commercial contracts, board and committee duties and other general corporate matters. Ms. Turner has a B.A. from U.C. Santa Barbara and a J.D. from UCLA School of Law.

Preston Klassen, M.D., M.H.S has served as our Head of Global Contrave Program and Senior Vice President, Product Development since November 2009. Prior to joining Orexigen, from June 2002 to November 2009, Dr. Klassen worked at Amgen, most recently serving as the Therapeutic Area Head for Nephrology and Executive Medical Director, where he led global development efforts for the company’s renal franchise. While at Amgen, Dr. Klassen oversaw Phase 2-4 clinical activity for products addressing renal, diabetes and other metabolic diseases. Dr. Klassen’s experience includes global regulatory filings, including NDA and sNDA submissions, development and execution of several large cardiovascular outcomes trials, and oversight of clinical commercialization activities for multiple marketed products, including EPOGEN®, Aranesp®, and Sensipar®. Dr. Klassen played a lead role in regulatory interactions related to the benefit/risk profile of erythropoietin stimulating agents for renal indications, including presenting at a 2007 joint meeting of the FDA Cardiovascular and Renal Drugs and the Drug Safety and Risk Management Advisory Committees. Prior to joining Amgen, from July 1997 to June 2002, Dr. Klassen was a faculty member in the Division of Nephrology at Duke University Medical Center in North Carolina. Dr Klassen received his M.D. from the University of Nebraska College of Medicine and completed his residency in Internal Medicine, fellowship in Nephrology, and M.H.S. degree at Duke University.

Dawn Viveash, M.D. has served as our Senior Vice President, Regulatory Affairs since November 2009. Dr. Viveash has over 20 years of experience in the biopharmaceutical industry, across all stages of development and product commercialization. Prior to joining Orexigen, from November 2006 to November 2009, Dr. Viveash was Vice President of Regulatory Affairs and Safety, at Amylin Pharmaceuticals where she managed regulatory affairs and the safety department for a product portfolio that included the company’s obesity and diabetes pipeline. Prior to her role at Amylin Pharmaceuticals, Dr. Viveash was Vice President of Regulatory Affairs and Safety at Amgen and from January 2000 to July 2002, was Vice President of Regulatory Affairs, Safety and Professional Services at Immunex Corporation. While serving in leadership roles at Amylin, Amgen and Immunex, Dr. Viveash oversaw a number of successful NDA and BLA submissions along with corresponding global regulatory submissions; her experience includes products such as Enbrel®, Aranesp®, Sensipar®, Kepivance® and Byetta®. Dr.Viveash has participated in several FDA Advisory Committees and has been involved in regulatory discussions regarding a variety of post marketing safety issues. Dr. Viveash holds a B. Pharmacy First Class, London School of Pharmacy, England, a Bachelor of Medicine, Bachelor of Surgery (M.B.B.S.), University College Hospital, London, UK, and is a Member of the Royal College of Physicians, London, UK.

Key Employee

Carol A. Baum has served as our Vice President, Commercialization since March 2008. Previously, Ms. Baum served as Vice President of Marketing for Neurocrine Biosciences. During her tenure there from March 2003 to February 2008, she developed the strategic and tactical plan to support the U.S. launch of the company’s lead product candidate. Prior to Neurocrine, Ms. Baum served as a Marketing Director for Aventis Pharmaceuticals (now a part of sanofi-aventis), where she developed a promotional campaign and strategic plan to support the launch of one of the company’s drugs. Earlier in her career, Ms. Baum held planning and product managing positions of increasing responsibility at Washington University School of Medicine, G.D. Searle and Fujisawa Healthcare. Ms. Baum holds a B.S. degree in Medical Technology from the University of Colorado and an M.B.A. from Webster University.

Compensation Discussion and Analysis

Overview

In this Compensation Discussion and Analysis, we address the compensation provided to our named executive officers listed below under “2010 Named Executive Officers”, the goals that we seek to achieve through our executive compensation program and other important factors underlying our compensation practices and policies. As discussed in more detail below, in making executive compensation decisions, the compensation committee of our board of directors seeks to align each executive’s compensation with our short-term and long-term performance and to provide the compensation and incentives needed to attract, retain, motivate and reward our executives. To achieve these goals, our compensation program consists of both short-term and long-term components, including cash and equity-based compensation, and is intended to reward consistent performance that meets or exceeds established performance goals and objectives. Due to the historically volatile nature of the market prices for biotechnology and pharmaceutical company securities (including our securities) that is often unrelated to the operating performance of particular companies in this market, our compensation committee has chosen to measure our progress and performance against corporate objectives and goals established by our board of directors on at least an annual basis.

In 2010, our board of directors established certain goals that our company and each individual executive would focus their efforts on achieving. These corporate goals included: (1) submitting a high-quality New Drug Application, or NDA, for Contrave® (our lead investigational product candidate) with the U.S. Food and Drug Administration, or the FDA; (2) finding a strong commercial partner for Contrave in the United States; and (3) successfully defending Contrave before a committee meeting of the FDA’s expert advisors. Our executives were successful in achieving these goals — the NDA was timely submitted and accepted by the FDA, we entered into a North American partnership for Contrave with Takeda Pharmaceutical Company Limited and Contrave became the first obesity drug in more than a decade to garner positive FDA advisory committee recommendations. Our compensation committee viewed 2010 as an extraordinary year, and this sentiment was reflected in the discretionary bonus amounts that were awarded to our named executive officers in September 2010 and January 2011. As a result, as more fully described below, our compensation committee took these corporate achievements into consideration in setting base salary for 2011, as well as deciding 2010 annual bonus amounts and stock option awards.

In addition to strongly tying executive compensation to corporate performance, the compensation committee continues to undertake to maintain best practices in designing and implementing our executive compensation program. These practices include the following:

•	Prohibiting our executives and directors from hedging, or engaging in any derivatives trading with respect to, our common stock;

•	Not providing for tax “gross-ups” for compensation paid to executives, including perquisites and change-in-control payments;

•	Ensuring our annual equity awards provide for four-year vesting, subject to certain acceleration events;

•	Engaging an independent compensation consultant that has no other ties to the company or our management; and

•

Utilizing a group of peer companies, as discussed in more detail below, to benchmark our executive compensation levels to assist our compensation committee in meeting the targeted guidelines for the elements of compensation for our named executive officers

Objectives and Philosophy of Executive Compensation

The compensation committee of our board of directors, composed entirely of independent directors, administers our company’s executive compensation program. The role of the compensation committee is to oversee our company’s compensation and benefit plans and policies, administer its stock plans and review and approve annually all compensation decisions relating to all executive officers. Our company’s compensation programs are designed to:

•	provide competitive total compensation opportunities that help attract, retain, motivate and reward our senior executives and key employees;

•	establish a direct and meaningful link between our business and financial results, individual and team performance and compensation; and

•

enhance the executives’ incentive to increase our stock price and maximize stockholder value, as well as reward superior performance, by providing a portion of total compensation opportunities for senior management in the form of direct ownership in our company through stock options.

To achieve these objectives, the compensation committee has implemented compensation plans that tie a substantial portion of the executives’ overall compensation to the company’s performance. As further described below, the compensation committee evaluates individual executive performance with the goal of setting compensation at levels the committee believes are comparable with executives in other companies in a similar stage of development and relatively similar size, operating in the biotechnology industry, taking into account our relative performance and our own strategic goals. In setting compensation, our compensation committee is careful to design compensation policies and programs that are not reasonably likely to have a material adverse effect on the company. In order to ensure that we continue to remunerate our executives appropriately, our compensation committee has retained a compensation consultant to review our policies and procedures with respect to executive compensation.

Compensation Determination Process

The compensation committee develops, reviews and approves each of the elements of the executive compensation program of our company as a whole and for our named executive officers individually and regularly assesses the effectiveness and competitiveness of the program.

Each year, the compensation committee reviews the performance of each of our named executive officers during the past year. In connection with this review, the compensation committee reviews and adjusts, as appropriate, annual base salaries for our named executive officers, determines their incentive bonuses relating to prior year performance and approves elements of the incentive bonus program for the current year, including target bonuses, and grants annual retention stock option awards based on performance to our named executive officers. Our senior executives aid the compensation committee by providing annual recommendations regarding the compensation of our named executive officers. The compensation committee also, on occasion, meets with our senior executives to obtain recommendations with respect to the company’s compensation programs and practices generally. The compensation committee considers, but is not bound to accept, management’s recommendations with respect to named executive officer compensation.

Our senior executives attend the compensation committee meetings, but the compensation committee also holds executive sessions not attended by any members of management or non-independent directors as needed from time to time. The compensation committee has the ultimate authority to make decisions with respect to the compensation of our named executive officers, but may, if it chooses, delegate any of its responsibilities to subcommittees, other than those responsibilities that may not be delegated under applicable law.

Assessment of Risk in Compensation Determination Process

As part of its process to determine the proper amount and mix of compensation for our executive officers, the compensation committee reviews and discusses the structure of our compensation policies and programs to determine whether our compensation programs and policies appropriately incentivize our named executive officers or other employees to take actions that are in the best interests of the company and stockholders.

Specifically, the compensation committee ensures that bonus determinations are based on the compensation committee’s subjective assessment of both the company’s and each executive’s individual performance — with an eye toward performance that is designed to enhance long-term stockholder value — and not solely on performance relative to a specific financial, operational or individual goals. Also, the equity incentives and, specifically, the vesting schedules associated with the stock option grants, are designed to encourage long-term stockholder value creation. Based on its review and discussions, the compensation committee believes that our compensation policies and programs represent an appropriate balance of short-term and long-term compensation and do not encourage executive officers or other employees to take on unnecessary or excessive risks that are reasonably likely to have a material adverse effect on the company.

Compensation Consultant

In September 2010, the compensation committee engaged the services of Compensia Inc., or Compensia, located in San Jose, California, to assist them in designing and evaluating our executive compensation programs. Compensia undertook market compensation comparison analysis for the compensation committee in 2007, 2008 and 2009. Compensia undertook this market compensation comparison analysis in 2010 to ensure that our market comparison group accurately reflected our current stage of development as a company, in addition to our then-anticipated growth into a commercial organization. Our compensation committee took Compensia’s analysis and recommendations into consideration in evaluating salary, bonus and equity compensation decisions for our executives during 2011.

The information used by Compensia in performing the 2010 market compensation comparison analysis included:

•

Radford Global Life Sciences Survey — A global survey of executive compensation levels and practices that covers 541 companies that range from very small emerging biotechnology to large pharmaceutical and life sciences companies. Approximately 45% of the companies in the survey have fewer than 150 employees.

•

Select Public Market Comparison Group — 15 biopharmaceutical companies matched based on industry, future growth prospects (companies with products in Phase 3 development or pre-NDA to commercialization were primarily targeted), organizational size and structure (market capitalization of between $135 million and $810 million, revenue between $0 and $100 million and less than 300 employees) and location (headquartered in the United States with a majority in California). These include Accorda Therapeutics, Affymax, AMAG Pharmaceuticals, Arena Pharmaceuticals, Cypress Bioscience, GTx, Inc., Incyte Corporation, InterMune, Medivation, Momenta Pharmaceuticals, Optimer Pharmaceuticals, Savient Pharmaceuticals, Theravance, VIVUS and Xenoport. This Select Public Market Comparison Group also includes specific Radford survey information for these 15 companies that provides us with additional benchmarking data for some of the positions within these companies that are not captured in publicly filed documents.

Use of Comparative Data by Compensation Committee

The selected companies in the public company market comparison group are companies that fall within a reasonable range of comparison factors and/or that we may compete with for executive talent. The public company market comparison group was not selected on the basis of executive compensation levels. The public company market comparison group compensation data is limited to publicly available information and therefore does not provide precise comparisons by position as offered by more comprehensive survey data. The survey data, however, can be used to provide pooled compensation data for positions closely akin to those held by each named executive officer. In addition, the pool of senior executive talent from which the company draws and against which it compares itself extends beyond the limited community of our immediate public company comparison group and includes a wide range of other organizations in the biotechnology and pharmaceutical sector outside of the company’s traditional competitors, which range is represented by such surveys. As a result, the compensation committee uses the public company group data on a limited basis to analyze the overall competitiveness of the company’s compensation with its direct publicly traded peers in the United States and its general compensation philosophy and continues to rely on industry survey data in determining actual executive compensation. For purposes of this compensation discussion and analysis, we refer to the foregoing survey and more specific public company group data collectively as our market comparison group.

While the compensation committee considered market compensation information from the market comparison group in making its compensation decisions for our named executive officers, as described below, the compensation committee does not believe that it is appropriate to establish compensation levels solely by reference to market compensation data. Our compensation committee relies upon the judgment of its members in making compensation decisions, after reviewing the performance of the company and carefully evaluating a named executive officer’s performance during the year against established goals, if any, leadership qualities, operational performance, business responsibilities, career with the company, current compensation arrangements and long-term potential to enhance stockholder value. While competitive market compensation paid by other companies is a key factor that the compensation committee considers in assessing the reasonableness of compensation, the compensation committee does not rely entirely on that data to determine named executive officer compensation. Instead, the compensation committee incorporates flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment.

The Radford Global Life Sciences Survey described above was not compiled specifically for us but rather are databases containing comparative compensation data and information for hundreds of other biotechnology and pharmaceutical companies. The compensation committee therefore reviewed pooled compensation data for positions similar to those held by each named executive officer and the compensation committee was not presented with information about the names of the individual companies included in the survey and did not review information for individual companies included in the survey. To the extent that there are statements relating to percentiles included in this Compensation Discussion & Analysis, they are intended to reference performance against companies identified in the market comparison group compiled by Compensia and described above under the heading “—Compensation Consultant.”

Elements of Executive Compensation

Compensation for our named executive officers consists of the following elements: base salary, annual bonus, stock options, benefits programs and change in control/severance agreements. The compensation committee allocates total compensation between cash and equity compensation based on a number of objective and subjective factors, including competitive practices among the market comparison group, the role and responsibilities of the individual executive and the nature of the behaviors the incentives are intended to motivate.

Based on the analyses provided by our compensation consultant and consideration of the foregoing factors, the compensation committee has set the following as targeted guidelines for the elements of compensation for our named executive officers:

•

Base salary: A named executive officer’s annual base salary is intended to be generally aligned with the 50th percentile of base salaries paid to executives holding comparable positions, as determined by reference to our market comparison group described above;

•

Total cash compensation (base salary plus targeted bonus): A named executive officer’s total annual cash compensation opportunity, consisting of both base salary and target bonus, is intended to be generally aligned with the 75th percentile of total annual cash compensation opportunities for executives holding comparable positions, as determined by reference to our market comparison group described above; and

•

Total long-term incentive compensation (equity): A named executive officer’s total incentive compensation opportunity, representing equity opportunities, is intended to be generally aligned with the 75th percentile of total incentive compensation opportunities for executives holding comparable positions, as determined by reference to our market comparison group described above.

The compensation committee favors a compensation program that aligns base salary at the median (50th percentile) with above-market (75th percentile) variable pay (target bonus and equity compensation) to better align pay with the company’s performance and to allow the compensation committee and our management to attract, retain, motivate and reward our executives that are helping the company to achieve its corporate objectives and maximize stockholder value. Moreover, the compensation committee acknowledges that we often compete with larger organizations for talented executives, especially if we expected to transition into a commercial organization and that by offering total incentive compensation and total annual cash compensation at levels near the 75th percentile, we are better equipped to attract and retain executive talent.

Based on the competitive assessment conducted by Compensia at the request of the compensation committee, our stated compensation philosophy for 2010 was generally aligned with the philosophical positioning outlined above.

2010 Named Executive Officers

Our named executive officers for 2010 include our President and Chief Executive Officer, Michael Narachi, Chief Financial Officer, Graham Cooper, Chief Commercial Officer, Mark Booth, Senior Vice President, General Counsel and Secretary, Heather Turner, and Head of Global Contrave Program and Senior Vice President, Global Development, Preston Klassen, M.D. M.H.S. The compensation levels of the named executive officers reflect to a significant degree their varying roles and responsibilities. During 2010, Mr. Narachi, in his role as chief executive officer, had the greatest level of responsibility among our named executive officers and, therefore, received the highest level of pay. Mr. Narachi’s target compensation was higher than that of our other named executive officers because market compensation levels for executive officers vary substantially based upon roles and responsibilities of the individual officer. As chief executives are generally paid more than the other members of their team, this process resulted in a compensation differential between our chief executive officer and our other named executive officers.

Base Salary. In general, as discussed above, base salaries for our named executive officers are initially established through arms’ length negotiation at the time the executive is hired. The initial base salary for each named executive officer is reflected in employment agreements or employment offer letters executed at the time such named executive officer accepts our offer of employment.

Base salaries of our named executive officers are reviewed annually and adjustments to base salaries are based on the current economic environment, scope of an executive’s responsibilities, individual contribution, prior experience and sustained performance. Decisions regarding salary increases also take into account the named executive officer’s current salary, and the amounts paid to executive officers in the company’s market comparison group. Base salary determinations are made by reference to the market comparison group information compiled by Compensia and described above under the heading “— Compensation Consultant.” In addition to considering the competitive pay practices of other companies, the compensation committee also considers the amounts paid to an executive officer’s peers inside our company by conducting an internal analysis which compares the pay of each executive officer to other members of the management team. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility. For example, in August 2010, the compensation committee increased Dr. Klassen’s base salary from $325,000 to $345,000 in recognition of his expanded role and increased responsibilities within the company.

In January 2011, the compensation committee set annual base salaries for our named executive officers to be in effect commencing January 1, 2011 through the next annual review. The 2011 base salaries for our named executive officers are as follows:

	Base Salary ($)			Increase Over 2010 Base Salary (%)
Named Executive Officer	2011	2010
Michael A. Narachi	625,000	525,000		19%
Graham K. Cooper (1)	340,000	320,000		6%
Heather D. Turner	370,000	310,000		19%
Mark D. Booth	370,000	350,000		6%
Preston Klassen, M.D., M.H.S	370,000	345,000	(2)	7%

(1)	Mr. Cooper resigned as our chief financial officer and treasurer effective as of March 11, 2011.
(2)	Prior to August 2010, Dr. Klassen’s base salary was $325,000.

Based on its analysis in January 2011, our compensation consultant reported to the compensation committee that the base compensation levels of all our named executive officers provided during 2010 were lower than the 50th percentile of our market comparison group, which is below our compensation committee’s targeted guidelines. In addition to this, the compensation committee also took into consideration the individual level of performance of and the contributions each named executive officer made towards the achievement of our 2010 corporate objectives as well the expected individual contributions of the named executive officers in 2011. As a result, the compensation committee made adjustments to the base salaries for all named executive officers for 2011.

The actual base salaries paid to all of our named executive officers for 2010 are set forth in the “Summary Executive Compensation — Summary Compensation Table” below.

Annual Cash Bonus. In addition to base salaries, our compensation committee has the authority to award annual cash bonuses to our executive officers. It is the compensation committee’s objective to emphasize pay-for-performance and to have a significant percentage of each named executive officer’s total compensation contingent upon the company’s performance, as well as upon his or her individual level of performance and contribution toward the company’s performance. The compensation committee believes that the annual performance bonus provides incentives necessary to retain executive officers and motivate and reward them for short-term company performance.

For 2010, the target bonus level for each of our named executive officers was 50% of base salary (75% with respect to our chief executive officer), which level was intended to align our executives’ total cash compensation opportunity (base salary plus bonus) with the 75th percentile of our market comparison group, our targeted compensation guideline. There is no maximum bonus payable to our named executive officers. It is possible that the compensation committee could determine that the company’s or an individual officer’s performance merits total cash compensation in excess of such level and could award bonus compensation above 50% of base salary target (75% with respect to our chief executive officer).

While the compensation committee intends to utilize annual bonuses to compensate the named executive officers for outstanding corporate and individual performance, historically, bonus determinations have been based on the compensation committee’s subjective assessment of both the company’s and each executive’s individual performance and not on performance relative to specific financial, operational or individual goals. For 2010, our board of directors established specific corporate objectives that influenced the compensation committee’s decisions regarding annual bonuses. The compensation committee did not, however, establish or approve individual performance objectives against which to measure executive performance for such year. As a result, the 2010 bonus determinations reflect the compensation committee’s assessment of the corporate objectives that were achieved for the year, as well as the recommendation of the chief executive officer and members of management and the compensation committee’s assessment of individual performance. Certain executives received a bonus in excess of their target bonus due to the compensation committee’s determination that such executives had exceeded expectations during 2010.

As mentioned above, one of the corporate objectives our board of directors established for the company in 2010 was the establishment of a high-value partnership for Contrave. In recognition of the individual contribution of certain of our executive officers and employees towards this corporate objective, the compensation committee approved a portion of the 2010 annual bonus for these individuals to be paid early in September 2010, upon the execution of our collaboration agreement with Takeda Pharmaceuticals Company Limited. The following named executive officers received this September 2010 bonus: Mr. Booth and Ms. Turner. In determining the 2010 annual bonus these named executive officers received in January 2011, the compensation committee first made a determination of the full 2010 annual bonus these named executive officers would have received but for the September 2010 bonus payment, and then reduced the January 2011 bonus amount by the amount received in September 2010.

As stated above, the target bonuses for our named executive officers were set to provide total cash compensation for our named executive officers at or near the 75th percentile of our market comparison group, pursuant to the compensation committee’s stated compensation philosophy. In January 2011, our compensation committee approved the 2010 annual bonuses for each of our named executive officers. There is no maximum bonus payable to our named executive officers. It is possible that the compensation committee could determine that the company’s or an individual officer’s performance merits total cash compensation in excess of such level and could award bonus compensation above the 50% of base salary target (75% with respect to our chief executive officer).

The 2010 annual bonuses, including the September 2010 portion of the annual bonuses, as applicable, for each of our named executive officers are set forth below under the heading “Summary Executive Compensation — Summary Compensation Table.”

Long-Term Incentive Program. The compensation committee believes that long-term performance will be enhanced through stock option awards that reward our executives for maximizing stockholder value over time and that align the interests of our employees and management with those of stockholders. The compensation committee uses stock options as the primary incentive vehicle for long-term compensation opportunities because:

•

Stock options and the vesting period of stock options attract and retain executives. Because vesting is based on continued employment, our equity-based incentives also facilitate the retention of our named executive officers through the vesting period of the awards.

•

Stock options are performance based. Because all the value received by the recipient of a stock option is based on the growth of the stock price, stock options enhance the executives’ incentive to increase our stock price and maximize stockholder value.

•

Stock options help to provide a balance to the overall executive compensation program as base salary and our annual performance bonus program focus on short-term compensation, while stock options reward executives for increases in stockholder value over the longer term.

Our 2007 equity incentive award plan, or the 2007 plan, authorizes the compensation committee to grant options to purchase shares of common stock to our employees, directors and consultants. Our compensation committee oversees the administration of our stock option plans. Stock option grants are made at the commencement of employment and, occasionally, following a significant change in job responsibilities or to meet other special retention objectives.

The compensation committee reviews and approves stock option awards to executive officers based upon a review of market comparison group data, its assessment of individual performance and contribution towards corporate objectives, a review of each executive’s existing long-term incentives, and retention considerations. Periodic stock option grants are made at the discretion of the compensation committee to eligible employees and, in appropriate circumstances, the compensation committee considers the recommendations of members of management. In determining the size of the long-term equity incentives to be awarded to our named executive officers, the compensation committee takes into account a number of internal factors, such as the relative scope of their duties, the value of existing long-term incentive awards, individual performance history, prior contributions to the company, the size of prior grants, anticipated individual contribution in the coming year(s) and market comparison group data. Based upon these factors, the compensation committee determines the size of the long-term equity incentives at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value. Equity target levels for our executives are set based on an evaluation of compensation information for our market comparison group, as described above, and are intended to generally correspond to the 75th percentile of awards for such group.

Based on the recommendation of Compensia, our compensation consultant, in 2008, the compensation committee implemented an annual grant program to ensure that our named executive officers’ equity compensation is competitive with our stated market guidelines (the 75th percentile of our market comparison group) and that the interests of our named executive officers are aligned with those of our stockholders.

Stock options granted by the compensation committee have an exercise price equal to the fair market value of our common stock on the day of grant. Stock options granted in connection with the commencement of employment typically vest over a four-year period (with 25% vesting 12 months after the vesting commencement date and the remainder vesting ratably each month thereafter based upon continued employment). Stock options granted as annual retention awards typically vest monthly over a four-year period (vesting ratably each month based on continued employment). All stock options generally expire ten years after the date of grant. Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code of 1986, as amended, or the Code. The compensation committee has never granted stock options with an exercise price that is less than the fair market value of our common stock on the grant date, as determined pursuant to our equity incentive plans. We do not have any security ownership requirements for our named executive officers.

The compensation committee has not granted, nor does it intend in the future to grant, equity compensation awards to employees in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, the compensation committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates.

In September 2010, our compensation committee granted stock option awards to our executives, including our named executive officers, and non-executive employees in recognition of the significant effort all employees made and would continue to make towards the achievement of the company’s 2010 corporate objectives. The compensation committee approved these stock option awards as a portion of annual stock option awards that would typically be granted in January 2011 to our executive and non-executive employees. In January 2011, the compensation committee granted the balance of the stock option awards to our executive and non-executive employees. In determining the January 2011 stock option awards, the compensation committee first made a determination of the full January 2011 stock option award the employee would have received but for the September 2010 stock option award and then reduced that amount of shares subject to the January 2011 stock option award by the number of shares subject to the September 2010 stock option awards. In March 2011, in an effort to provide incentive to the executive and non-executive employees of the company to continue their employment with the company while our board of directors and management work to update our corporate strategy after our receipt of the complete response letter from the FDA for our Contrave NDA, the compensation committee amended the September 2010 and January 2011 stock option awards to reduce the exercise price of such options to $2.94 per share.

The stock option awards granted to our named executive officers in 2010, including the September 2010 stock option award grants, are described in more detail below under the heading “Executive Compensation — Grant of Plan-Based Awards.”

Other Compensation.

Welfare Benefits. Consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our executive officers, including medical, dental, vision and life insurance coverage; however, the compensation committee in its discretion may revise, amend or add to the officer’s executive benefits if it deems it advisable. We have no current plans to change the levels of benefits currently provided to our executives.

Retirement Benefits. We have a 401(k) plan in which substantially all of our employees are entitled to participate. Our 401(k) plan is intended to qualify as a tax qualified plan under the Code. Employees contribute their own funds, as salary deductions, on a pre-tax basis. Contributions may be made up to plan limits, subject to government limitations. For 2010, this amount is up to $16,500, with an additional $5,500 “catch-up” contribution available for employees fifty years of age and older. Employee contributions are held and invested by the plan’s trustee.

Our 401(k) plan also permits matching and discretionary contributions, subject to established limits and a vesting schedule. Beginning in 2007, we provided a match of 50% of the amount of a participant’s salary deferral, limited to a maximum of 3% of the participant’s compensation for any payroll period and subject to Internal Revenue Service limits. Messrs. Narachi, Cooper and Booth and Ms. Turner participated in the 401(k) plan and received matching funds for 2010.

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Change in Control and Severance Arrangements. We have entered into employment agreements with each of our named executive officers, which provide change in control and severance arrangements. These severance and change in control benefits and payments are designed to align executive and stockholder interests by enabling executives to consider corporate transactions that are in the best interests of the stockholders and our other constituents without undue concern over whether the transactions may jeopardize the executives’ own employment. Furthermore, the payments will provide incentive for the executives to continue to successfully negotiate such transactions from the early stages through closing. Such benefits are also designed to alleviate the financial impact of an involuntary termination through salary continuation. The compensation committee believes that reasonable change in control and severance benefits for our executive officers are important because it may be difficult for our executive officers to find comparable employment within a short period of time following certain qualifying terminations.

These agreements are intended to be competitive within our industry and among companies of our size and in our current stage of development and to attract highly qualified individuals and encourage them to remain with our company. In November 2009, our compensation committee engaged Compensia to review our current change in control and severance arrangements as compared to our market comparison group. The results of this review showed that our arrangements were not representative of market practice. As such, our compensation committee approved amended and restated employment agreements with each of our executive officers and key employees, including our named executive officers, to provide for updated arrangements. While these arrangements form an integral part of the total compensation provided to these individuals and are considered by the compensation committee when determining executive officer compensation, the decision to offer these benefits did not influence our compensation committee’s determinations concerning other direct compensation or benefit levels. In determining the change in control and severance benefits payable pursuant to the executive employment agreements, the compensation committee considered the input of our executives as to what they expected and what level of benefits would be sufficient to retain our current executive team and to recruit talented executives in the future. In making the decision to extend the benefits, our compensation committee relied on the input of Compensia that the programs are representative of market practice, both in terms of design and cost.

The amended and restated employment agreements are described below under the heading “— Employment Agreements and Severance Benefits.”

Summary Executive Compensation

Summary Compensation Table

The following table provides information regarding the compensation that we paid during the fiscal years ended December 31, 2010, 2009 and 2008 to those persons serving as our principal executive officer and principal financial officer during the fiscal year ended December 31, 2010, and each of our other three most highly paid executive officers serving in such capacity as of December 31, 2010. These individuals are referred to herein as our “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Michael A. Narachi	2010	525,000	590,625		—	1,979,716	—	—	7,626	(2)	3,102,967
President, Chief Executive Officer and Member of the Board of Directors	2009	339,231	243,000		—	2,407,500	—	—	257,580	(3)	3,247,311

Graham K. Cooper (14)	2010	320,000	160,000		—	589,751	—	—	7,470	(4)	1,077,221
Chief Financial Officer and Treasurer	2009	288,800	152,000		—	65,229	—	—	203,752	(5)	709,781
	2008	288,800	158,840	(6)	—	683,705	—	—	43,975	(7)	1,175,320

Heather D. Turner	2010	310,000	232,500		—	630,343	—	—	7,458	(8)	1,180,301
Senior Vice President, General Counsel and Secretary	2009	265,000	159,000		—	110,667	—	—	7,458	(8)	542,125
	2008	251,350	145,750	(5)	—	434,899	—	—	6,900	(9)	838,899

Mark D. Booth	2010	350,000	262,500		—	488,271	—	—	7,626	(10)	1,108,397
Chief Commercial Officer	2009	124,744	62,000		—	2,848,410	—	—	200,115	(11)	3,235,269

Preston Klassen, M.D., M.H.S.	2010	332,052	395,000		—	285,311	—	—	120	(12)	1,012,483
Head of Global Contrave Program and Senior Vice President, Product Development	2009	38,333	35,000		—	875,600	—	—	225,020	(13)	1,173,953

(1)	Reflects the grant date fair value of the option awards granted to our named executive officers for the relevant year, as computed in accordance with the relevant accounting guidance, without consideration of forfeitures. Valuation assumptions are described in Note 2 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 11, 2011.
(2)	Includes $7,350 for our contribution to the 401(k) savings plan and taxable cost of $276 for group term life insurance coverage.
(3)	Includes a one-time bonus of $250,000 paid in connection with signing and relocation, $7,350 for our contribution to the 401(k) savings plan and taxable cost of $230 for group term life insurance coverage.
(4)	Includes $7,350 for our contribution to the 401(k) savings plan and taxable cost of $120 for group term life insurance coverage.
(5)	Includes $196,294 for commuting expenses, $7,350 for our contribution to the 401(k) savings plan and taxable cost of $108 for group term life insurance coverage.
(6)

For 2008, an amount equal to 60% of Mr. Cooper and Ms. Turner’s annual bonus was paid in the form of stock options. These stock options were awarded in January 2009 and had a Black-Scholes value on the date of grant equal to 60% of the total bonus award and will vest as follows: 1/12th of the total number of shares of stock subject to the option will vest on the same day of each one-month period of the officer’s service following the date of grant. The grant date fair value of the stock option awards were as follows: Mr. Cooper, $86,640; and Ms. Turner, $79,500. The cash portion of the 2008 annual bonus was as follows: Mr. Cooper, $72,200; and Ms. Turner, $66,250.

(7)	Includes $36,967 for commuting expenses, $6,900 for our contribution to the 401(k) savings plan and taxable cost of $108 for group term life insurance coverage.
(8)	Includes $7,350 for our contribution to the 401(k) savings plan and taxable cost of $108 for group term life insurance coverage.
(9)	Includes our contribution to the 401(k) savings plan.
(10)	Includes $7,350 for our contribution to the 401(k) savings plan and taxable cost of $276 for group term life insurance coverage.
(11)	Includes a one-time bonus of $200,000 paid in connection with signing and relocation and taxable cost of $115 for group term life insurance coverage.
(12)	Includes the taxable cost of $120 for group term life insurance coverage.
(13)	Includes a one-time bonus of $225,000 paid in connection with signing and relocation and taxable cost of $20 for group term life insurance coverage.
(14)	Mr. Cooper resigned as our chief financial officer and treasurer effective as of March 11, 2011.

Grants of Plan-Based Awards

All plan-based awards granted to our named executive officers are incentive stock options, to the extent permissible under the Code. The exercise price per share of each option granted to our named executive officers was equal to the fair market value of our common stock on the date of the grant as determined pursuant to our 2007 plan, which is determined by reference to the closing price per share of our common stock on the date of grant. All options were granted under our 2007 plan, as described below in the section entitled “Employee Benefit and Stock Plans.”

The following table presents information concerning grants of plan-based awards to each of the named executive officers during 2010.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Option Awards ($)(1)
Michael A. Narachi	1/22/2010	360,000	(2)	6.74		1,461,312
	9/20/2010	142,650	(2)	5.89	(3)	518,404
Graham K. Cooper	1/22/2010	105,000	(2)	6.74		426,216
	9/20/2010	45,000	(2)	5.89	(3)	163,535
Heather D. Turner	1/22/2010	115,000	(2)	6.74		466,808
	9/20/2010	45,000	(2)	5.89	(3)	163,535
Mark D. Booth	1/22/2010	80,000	(2)	6.74		324,736
	9/20/2010	45,000	(2)	5.89	(3)	163,535
Preston Klassen, M.D., M.H.S	1/22/2010	30,000	(2)	6.74		121,776
	9/20/2010	45,000	(2)	5.89	(3)	163,535

(1)	The grant date fair value of the option awards granted to our named executive officers was computed in accordance with the relevant accounting guidance. Valuation assumptions are described in Note 2 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 11, 2011.
(2)

The option has a term of ten years and vests in accordance with the following schedule: 1/48th of the total number of shares vest on the same day of each of the immediately following calendar months following (i) the grant date for the January 22, 2010 grants or (ii) January 18, 2011 for the September 20, 2010 grants.

(3)	The exercise price of these option awards was reduced in March 2011 to $2.94 per share.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of December 31, 2010. All options were granted under our 2004 stock plan, or 2004 plan, or our 2007 plan, both of which are described below in the section entitled “Employee Benefit and Stock Plans.”

Name	Option Grant Date	Option Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Michael A. Narachi	4/2/2009	3/31/2009	656,250	843,750	(1)	—	2.79	4/1/2019
	1/22/2010	1/22/2010	82,500	277,500	(2)	—	6.74	1/21/2020
	9/20/2010	1/18/2011	—	142,650	(2)	—	5.89	9/19/2020
Graham K. Cooper	7/12/2006	5/12/2006	146,685	—		—	.70	7/12/2016
	12/20/2007	12/20/2007	33,750	11,250	(2)	—	14.26	12/19/2017
	8/15/2008	8/15/2008	64,166	45,834	(2)	—	11.34	8/14/2018
	1/26/2009	1/26/2009	42,449	—	(3)	—	4.03	1/25/2019
	4/23/2009	4/23/2009	22,458	31,441	(2)	—	2.13	4/22/2019
	1/22/2010	1/22/2010	24,062	80,938	(2)	—	6.74	1/21/2020
	9/20/2010	1/18/2011	—	45,000	(2)	—	5.89	9/19/2020
Heather D. Turner	6/25/2007	6/25/2007	113,750	16,250	(1)	—	15.45	6/24/2017
	12/20/2007	12/20/2007	12,000	4,000	(2)	—	14.26	12/19/2017
	8/15/2008	8/15/2008	58,333	41,667	(2)	—	11.34	8/14/2018
	1/26/2009	1/26/2009	38,951	—	(3)	—	4.03	1/25/2019
	4/23/2009	4/23/2009	38,102	53,343	(2)	—	2.13	4/22/2019
	1/22/2010	1/22/2010	26,354	88,646	(2)	—	6.74	1/21/2020
	9/20/2010	1/18/2011	—	45,000	(2)	—	5.89	9/19/2020
Mark D. Booth	8/26/2009	8/24/2009	150,000	300,000	(1)	—	8.16	8/23/2019
	8/26/2009	N/A	75,000	75,000	(4)	—	8.16	8/23/2019
	1/22/2010	1/22/2010	18,333	61,667	(2)	—	6.74	1/21/2020
	9/20/2010	1/18/2011	—	45,000	(2)	—	5.89	9/19/2020
Preston Klassen, M.D., M.H.S.	11/18/2009	11/18/2009	54,166	145,834	(1)	—	7.52	11/17/2019
	1/22/2010	1/22/2010	6,875	23,125	(2)	—	6.74	1/21/2020
	9/20/2010	1/18/2011	—	45,000	(2)	—	5.89	9/19/2020

(1)	25% of the total number of shares subject to the option vest at the end of the first year following the vesting commencement date and the remainder vest 1/36th per month thereafter. The option has a ten year term from the date of grant.
(2)	1/48th of the total number of shares subject to the option vest on the same day of each of the immediately following calendar months following the vesting commencement date. The option has a ten year term from the date of grant.
(3)	1/12th of the total number of shares subject to the option vest on the same day of each of the immediately following calendar months following the vesting commencement date. The option has a ten year term from the date of grant.
(4)	75,000 of the total number of shares subject to the performance stock option shall vest upon the earlier of (a) the commercial launch for Contrave in the U.S. whether such launch is by the Company, a third party or both or (b) a Change of Control; both (a) and (b) subject to Executive’s continued employment or service with the Company on such date. In the event that (a) or (b) is not achieved the performance stock option shall not vest, shall not be exercisable and shall no longer be deemed outstanding. The option has a ten year term from the date of grant.

Option Exercises and Stock Vested at Fiscal Year End

The following table presents certain information concerning the exercise of options by each of the named executive officers during the fiscal year ended December 31, 2010. None of the named executive officers exercised options during the fiscal year ended December 31, 2010.

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael A. Narachi	—	—	—	—
Graham K. Cooper	—	—	—	—
Heather D. Turner	—	—	—	—
Mark D. Booth	—	—	—	—
Preston Klassen, M.D., M.H.S	—	—	—	—

(1)	Amounts realized upon exercise of options are calculated by subtracting the exercise price of the options from the fair market value of the underlying shares on the date of exercise.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us. The compensation committee, which is comprised solely of independent directors, may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the compensation committee determines that doing so is in our best interests.

Employment Agreements and Severance Benefits

We have entered into employment agreements with each of our executive officers and our key employee, as described below.

The base salaries of the executives are set forth in the employment agreements. The employment agreements provide that each executive shall be eligible for an annual performance bonus, equal to up to 50% of the executive’s base salary, or 75% with respect to Mr. Narachi, our chief executive officer. Each executive’s employment is at-will.

The employment agreements provide each executive with certain severance and change in control benefits. These severance and change in control benefits shall continue for a period of three years after execution of the employment agreements. With respect to Mr. Narachi, in the event his employment is terminated by us other than for “cause,” as defined in the employment agreement (and other than as a result of his death or disability) at any time other than the period that begins three months prior to the effective date of a change in control and concludes on the date that is 12 months after the effective date of a change in control, provided that he first executes and does not revoke a general release and fully complied with his continuing fiduciary, statutory and material contractual obligations to us, he will be entitled to (i) a lump sum cash severance payment equal to 24 months of his annual base salary (as in effect immediately prior to his termination), (ii) payment of premiums necessary to continue Mr. Narachi’s group health insurance coverage in effect as of his termination pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or COBRA, for a maximum period of 24 months following the date of his termination and (iii) acceleration of Mr. Narachi’s outstanding equity awards such that, effective as of the date of his termination, he shall receive immediate accelerated vesting of such outstanding equity awards with respect to that same number of shares which would have vested if

Mr. Narachi had continued in employment with us for a period of 12 months following the date of his termination. In addition, in the event Mr. Narachi’s employment is terminated by us other than for cause (and other than as a result of his death or disability) or by him due to “constructive termination,” as defined in the employment agreement, within the three-month period before the effective date of a change in control and the 12-month period immediately following the effective date of a change in control, provided that he first executes and does not revoke a general release and fully complies with his continuing fiduciary, statutory and material contractual obligations to us, he will be entitled to (i) a lump sum cash severance payment equal to 24 months of his annual base salary (as in effect immediately prior to his termination), (ii) payment of premiums necessary to continue Mr. Narachi’s group health insurance coverage in effect as of his termination pursuant to COBRA for a maximum period of 24 months following the date of his termination and (iii) acceleration of Mr. Narachi’s outstanding equity awards such that all outstanding equity awards are fully vested and exercisable with respect to all the shares subject thereto effective immediately prior to the date of his termination.

With respect to the other executives, in the event his or her employment is terminated by us other than for “cause,” as defined in the agreements (and other than as a result of his or her death or disability) at any time other than the period that begins three months prior to the effective date of a change in control and concludes on the date that is 12 months after the effective date of a change in control, provided that he or she first executes and does not revoke a general release and fully complies with his or her continuing fiduciary, statutory and material contractual obligations to us, each executive will be entitled to (i) a lump sum cash severance payment equal to 12 months of his or her annual base salary (as in effect immediately prior to his or her termination) and (ii) payment of premiums necessary to continue the executive’s group health insurance coverage in effect as of his or her termination pursuant to COBRA for a maximum period of 12 months following the date of his or her termination. In the event the executive’s employment is terminated by us other than for cause (and other than as a result of his or her death or disability) or by the executive due to “constructive termination,” as defined in the agreements, within the three-month period before the effective date of a change in control and the twelve-month period immediately following the effective date of a change in control, provided that he or she first executes and does not revoke a general release and fully complies with his or her continuing fiduciary, statutory and material contractual obligations to us, each executive will be entitled to (i) a lump sum cash payment equal to 18 months of his or her annual base salary (as in effect immediately prior to his or her termination), (ii) payment of premiums necessary to continue the executive’s group health insurance coverage in effect as of his or her termination pursuant to COBRA for a maximum period of 18 months following the date of his or her termination and (iii) acceleration of the executive’s outstanding equity awards such that all outstanding equity awards are fully vest and exercisable with respect to all the shares subject thereto effective immediately prior to the date of his or her termination.

In the event an executive becomes entitled to any payments and benefits (including but not limited to payments and benefits pursuant to the employment agreements) that the executive would receive in connection with a change in control, or the transaction payments, that would constitute a “parachute payment” within the meaning of Section 280G of the Code, and would be subject to excise tax imposed by Section 4999 of the Code, or the excise tax, then the employment agreements, including Mr. Narachi’s employment agreement, provide for a best-after tax analysis with respect to such payments, under which we shall cause to be determined before any amounts of such transaction payments are paid to the executive which of the following two alternative forms of payment would result in executive’s receipt, on an after-tax basis, of the greater amount of the transaction payment notwithstanding that all or some portion of the transaction payment may be subject to the excise tax: (i) payment in full of the entire amount of the transaction payment, or (ii) payment of only a part of the transaction payment so that the executive receives the largest payment possible without the imposition of the excise tax.

The employment agreements also include standard noncompetition covenants on the part of the executives. The employment agreements provide that, during the term of each executive’s employment with us, he or she may not compete with our business in any manner. The employment agreements will also reaffirm the executives’ obligations under our standard employee proprietary information and inventions agreement to which each executive is a party.

Under the employment agreement with Mr. Narachi, “cause” means, generally, (i) the executive’s conviction of or plea of guilty or nolo contendere to any felony or a crime of moral turpitude; (ii) the executive’s willful and continued failure or refusal to follow lawful and reasonable instructions of our board of directors or our lawful and reasonable policies and regulations; (iii) executive’s willful and continued failure to faithfully and diligently perform the assigned duties of his employment with us or our affiliates, or executive’s persistent and material failure to meet the personal performance objectives set for him by our board of directors; (iv) unprofessional, unethical, immoral or fraudulent conduct by executive; (v) conduct by executive that materially discredits us or any affiliate or is materially detrimental to the reputation, character and standing of us or any affiliate; or (vi) the executive’s material breach of his employment agreement, the proprietary information and inventions agreement, our code of business conduct and ethics and/or insider trading compliance program, or any other contractual, fiduciary, or statutory duty owed to us. An event described in (ii) through (vi) of the preceding sentence will not be treated as “cause” until after executive has been given written notice of such event, failure, conduct or breach and executive fails to cure such event, failure, conduct or breach within 30 days from such written notice; provided, however, that such 30-day cure period shall not be required if the event, failure, conduct or breach is incapable of being cured. Failure of us to meet our financial or performance targets or goals shall not be deemed to be a breach of the events described in (ii) and (iii) above.

Under the employment agreements with the other named executive officers, “cause” means, generally, (i) the executive’s conviction of or plea of guilty or nolo contendere to any felony or a crime of moral turpitude; (ii) the executive’s willful and continued failure or refusal to follow lawful and reasonable instructions of our chief executive officer or our board of directors or our lawful and reasonable policies and regulations; (iii) the executive’s willful and continued failure to faithfully and diligently perform the assigned duties of his or her employment with us or our affiliates; (iv) unprofessional, unethical, immoral or fraudulent conduct by the executive; (v) conduct by the executive that materially discredits us or any of our affiliates or is materially detrimental to the reputation, character and standing of us or any of our affiliates; or (vi) the executive’s material breach of his or her employment agreement, the proprietary information and inventions agreement, our code of business conduct and ethics and/or insider trading policy, or any other contractual, fiduciary, or statutory duty owed to us. An event described under (ii) through (vi) of the preceding sentence will not be treated as “cause” until after the executive has been given written notice of such event, failure, conduct or breach and he or she fails to cure such event, failure, conduct or breach within 30 days from the written notice. Failure of us to meet our financial or performance targets or goals shall not be deemed to be a breach of the events described in (ii) and (iii) above.

Under the employment agreement with Mr. Narachi, “constructive termination” means, generally, executive’s resignation from all positions he then holds with us because of: (i) a material reduction in executive’s authority, duties or responsibilities; (ii) a material diminution in the authority, duties or responsibilities of the supervisor to whom executive is required to report, including a requirement that the executive report to a corporate officer or employee instead of reporting directly to the board of directors; (iii) a material reduction in executive’s level of base salary; or (iv) a relocation of executive’s principal place of employment that increases executive’s one-way commute by more than 50 miles (other than reasonable business travel required as part of the job duties associated with executive’s position); provided, however, that (i) such change, reduction or relocation is effected by us without cause and without executive’s consent; (ii) executive first provides us with written notice of the condition described in (i), (ii), (iii) or (iv) above not later than sixty (60) days following its initial occurrence; (iii) we are permitted the opportunity to cure such condition within a period of forty-five (45) days following such written notice; and (iv) executive resigns from employment within thirty (30) days following the end of such cure period, assuming that the condition has not been cured.

Under the employment agreements with the other named executive officers, “constructive termination” means, generally, (i) a material reduction in the level of responsibility associated with the executive’s employment with us or any surviving entity (other than a change in job title or officer title) as compared to executive’s level of responsibility just prior to the reduction; provided, however that a merger or acquisition of us and subsequent conversion of us to a division or unit of the acquiring corporation will not by itself result in a material reduction in executive’s level of responsibility; (ii) a material reduction in the executive’s level of base salary (except for any reduction imposed equally upon all other similarly-situated executives; or (iii) a relocation of the executive’s principal place of employment by more than 50 miles (other than reasonable business travel required as part of the job duties associated with the executive’s position); provided, however, that (i) such change, reduction or relocation is effected by us without cause and without executive’s consent; (ii) executive first provides us with written notice of the condition described in (i), (ii) or (iii) above not later than sixty (60) days following its initial occurrence; (iii) we are permitted the opportunity to cure such condition within a period of forty-five (45) days following such written notice; and (iv) executive resigns from employment within thirty (30) days following the end of such cure period, assuming that the condition has not been cured. For Mr. Booth a relocation from the executive’s principal residence to the vicinity of our principal offices and/or that executive be present at such principal offices more than four business days per week shall also constitute a “constructive termination.”

Under the employment agreements, “change in control” means the occurrence of any of the following events:

•

the direct or indirect acquisition by any person or related group of persons (other than us or a person that directly or indirectly controls, is controlled by, or is under common control with us) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act) of securities possessing more than 50% of the total combined voting power of our outstanding securities pursuant to a tender or exchange offer made directly to our stockholders which our board of directors does not recommend such stockholders to accept;

•

a change in the composition of our board of directors over a period of 36 months or less such that a majority of our board members ceases, by reason of one or more contested elections for board membership, to be comprised of individuals who either (A) have been board members continuously since the beginning of such period, or (B) have been elected or nominated for election as board members during such period by at least a majority of the board members described in clause (A) who were still in office at the time such election or nomination was approved by our board of directors;

•

the consummation of any consolidation, share exchange or merger of us (A) in which our stockholders immediately prior to such transaction do not own at least a majority of the voting power of the entity which survives/results from that transaction (or the parent of such surviving/resulting entity), or (B) in which a stockholder of ours who does not own a majority of our voting stock immediately prior to such transaction, owns a majority of our voting stock immediately after such transaction; or

•

the liquidation or dissolution of us or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all our assets, including stock held in subsidiary corporations or interests held in subsidiary ventures.

Potential Payments Upon Termination Without Cause

The following table sets forth quantitative estimates of the benefits that would have accrued to each of our named executive officers if his or her employment had been terminated without cause on December 31, 2010. The amounts below reflect potential payments pursuant to the employment agreements for such named executive officers.

Name of Executive Officer	Salary Continuation ($)(1)	Value of Accelerated Equity Awards ($)	Value of COBRA insurance payment ($)
Michael A. Narachi	1,250,000	4,021,300	38,800
Graham K. Cooper	340,000	—	19,500
Heather D. Turner	370,000	—	19,400
Mark D. Booth	370,000	—	22,500
Preston Klassen, M.D., M.H.S	370,000	—	22,500

(1)	Salary continuation benefits are calculated using the base salary as of January 1, 2011.

Potential Payments Upon Termination Due to Change in Control

The following table sets forth quantitative estimates of the benefits that would have accrued to each of our named executive officers if his or her employment had been terminated without cause or due to constructive termination upon a change in control on December 31, 2010, assuming that such termination occurred within the period beginning on the first day of the calendar month three months preceding the calendar month in which the effective date of a change in control occurs and ending on the last day of the twelfth calendar month following the calendar month in which the effective date of a change in control occurs. The amounts below reflect potential payments pursuant to the employment agreements for such named executive officers.

Name of Executive Officer	Salary Continuation ($)(1)	Value of Accelerated Equity Awards ($)	Value of COBRA insurance payment ($)
Michael A. Narachi	1,250,000	10,212,300	38,800
Graham K. Cooper	5,000	1,732,900	29,200
Heather D. Turner	555,000	2,011,200	29,000
Mark D. Booth	555,000	3,892,900	33,700
Preston Klassen, M.D., M.H.S	555,000	1,728,800	29,200

(1)	Salary continuation benefits are calculated using the base salary as of January 1, 2011.

Employee Benefit and Stock Plans

2007 Equity Incentive Award Plan

In February 2007, our board of directors approved the 2007 plan, which was approved by our stockholders in February 2007. The 2007 plan became effective on April 24, 2007, the day immediately prior to the date upon which we became subject to the reporting requirements of the Exchange Act.

The material terms of the 2007 plan are summarized below.

Administration. The compensation committee of our board of directors administers the 2007 plan (except with respect to any award granted to non-employee directors, which must be administered by our full board of directors).

Awards. The 2007 plan provides that our compensation committee (or the board of directors, in the case of awards to non-employee directors) may grant or issue stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents, performance share awards, performance stock units, stock payments, deferred stock, performance bonus awards, performance-based awards, and other stock-based awards, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award. The 2007 plan also specifically provides that our compensation committee may grant or issue awards to individuals not previously an employee or non-employee director of ours (or following a bona fide period of non-employment with us), as an inducement material to the individual’s entering into employment with us within the meaning of Rule 5635(c)(4) of the NASDAQ Listing Rules.

Change in Control. The 2007 plan contains a change in control provision, which provides that in the event of a change in control of our company where the acquiror does not assume awards granted under the 2007 plan, awards issued under the 2007 plan will be subject to accelerated vesting such that 100% of the awards will become vested and exercisable or payable, as applicable. Under the 2007 plan, a change in control is generally defined as:

•

a transaction or series of related transactions whereby any person or entity or related group of persons or entities (other than us, our subsidiaries, an employee benefit plan maintained by us or any of our subsidiaries or a person or entity that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, us) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the total combined voting power of our securities outstanding immediately after such acquisition;

•

during any two-year period, individuals who, at the beginning of such period, constitute our board of directors together with any new director(s) whose election by our board of directors or nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of our board of directors;

•

our consummation (whether we are directly or indirectly involved through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) the sale or other disposition of all or substantially all of our assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction that results in our voting securities outstanding immediately before the transaction continuing to represent, directly or indirectly, at least a majority of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction, and after which no person or entity beneficially owns voting securities representing 50% or more of the combined voting power of the acquiring company that is not attributable to voting power held in the company prior to such transaction; or

•	our stockholders approve a liquidation or dissolution of our company.

Amendment and Termination of the 2007 Plan. Our compensation committee, with the approval of our board of directors, may terminate, amend or modify the 2007 plan. However, stockholder approval of any amendment to the 2007 plan will be obtained to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule, or for any amendment to the 2007 plan that increases the number of shares available under the 2007 plan, permits our compensation committee (or our board of directors, in the case of awards to non-employee directors) to grant options with an exercise price that is below the fair market value on the date of grant, or permits our compensation committee (or our board of directors, in the case of awards to non-employee directors) to extend the exercise period for an option beyond ten years from the date of grant. If not terminated earlier by the compensation committee or the board of directors, the 2007 plan will terminate in 2017.

Non-Employee Director Awards. The 2007 plan permits our board to grant awards to our non-employee directors pursuant to a written non-discretionary formula established by the plan administrator. Pursuant to this authority, our board has adopted the Independent Director Compensation Policy. For a further description of non-employee director awards see “Director Compensation.”

2004 Stock Plan

Our 2004 stock plan, or 2004 plan, was initially adopted by our board of directors and approved by our stockholders in January 2004. The material terms of the 2004 plan are summarized below.

Administration. Our board of directors administers the 2004 plan, and it may in turn delegate authority to administer the plan to a committee. No additional awards will be granted under the 2004 plan.

Awards. The 2004 plan provides that our board of directors or a committee appointed by our board of directors to administer the 2004 plan may grant or issue stock options and restricted stock. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

Change in Control. In the event of a change in control where the acquiror does not assume awards granted under the 2004 plan and does not substitute substantially similar awards for those outstanding under the 2004 plan, awards issued under the 2004 plan will terminate upon the consummation of the transaction. Under the 2004 plan, a change in control is generally defined as:

•

a merger, consolidation or other business combination transaction with or into another corporation, entity or person, or the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of our capital stock; or

•	a sale of all or substantially all of our assets.

Amendment and Termination of the 2004 Plan. Our board of directors may terminate, amend or modify the 2004 plan. However, stockholder approval of any amendment to the 2004 plan will be obtained to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule. If not terminated earlier by our board of directors the 2004 plan will terminate in January 2014.

Proprietary Information and Inventions Agreement

Each of our named executive officers has also entered into a standard form agreement with respect to proprietary information and inventions. Among other things, this agreement obligates each named executive officer to refrain from disclosing any of our proprietary information received during the course of employment and, with some exceptions, to assign to us any inventions conceived or developed during the course of employment. In addition, this agreement provides that during the term of the named executive officer’s employment and for one (1) year thereafter, the executive will not, either directly or through others, solicit or attempt to solicit any of our employees, independent contractors or consultants terminate his or her relationship with us in order to become an employee, consultant or independent contractor to or for any other person or entity, or otherwise encourage or solicit any of our employees to leave employment with us for any reason or to devote less than all of any such employee’s efforts to our affairs.

Policy Regarding Tax Deductibility of Compensation

Section 162(m) of the Code, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to certain of our executive officers. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met.

With the exception of compensation paid to Mr. Narachi, the non-performance based compensation paid in cash to our executive officers in 2010 did not exceed the $1 million limit per officer. In addition, our 2007 equity incentive award plan has been structured so that any compensation paid in connection with the exercise of option grants under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation. Therefore, it will not be subject to the $1 million deduction limitation.

We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to comply with certain exemptions in Section 162(m). We have adopted a policy that, where reasonably practicable, we will seek to qualify the variable compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m). In approving the amount and form of compensation for our executive officers, the compensation committee will continue to consider all elements of the cost to our company of providing such compensation, including the potential impact of Section 162(m).

Compensation Committee Interlocks and Insider Participation

Wendy Dixon, Ph.D., Brian H. Dovey, Joseph S. Lacob, Patrick J. Mahaffy and Daniel K. Turner III served on our compensation committee during the 2010 fiscal year. None of the members of our compensation committee has ever been one of our officers or employees. None of our executive officers currently serves, or has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Report of the Compensation Committee of the Board of Directors

The compensation committee of the company’s board of directors has submitted the following report for inclusion in this proxy statement:

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on such review and discussions, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in the annual report on Form 10-K for the year ended December 31, 2010, filed by us with the SEC.

This report of the compensation committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the compensation committee.

Respectively submitted,

The Compensation Committee of the Board of Directors

Brian H. Dovey (Chairman)

Wendy Dixon, Ph.D.

Patrick J. Mahaffy

Daniel K. Turner III

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below transactions and series of similar transactions, since January 1, 2010, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

We also describe below certain other transactions with our directors, executive officers and stockholders. We have a written policy which requires that any transaction with a related party required to be reported under applicable SEC, other than compensation-related matters, be reviewed and approved by our Audit Committee. We have not and will not adopt written procedures for review of, or standards for approval of, these transactions, but instead we intend to review such transactions on a case by case basis. In addition, our compensation committee will approve all compensation-related policies.

Investors’ Rights Agreement

We have entered into an agreement, as amended, with certain of our stockholders who purchased shares of our preferred stock prior to our initial public offering, or IPO, in April 2007 that provides for certain rights relating to the registration of the shares of common stock issued to them upon the conversion of their preferred stock in connection with our IPO in April 2007. These rights will terminate upon the earlier of April 2013 or for any particular holder with registration rights, at such time when all securities held by that stockholder that are subject to such registration rights may be sold in a transaction or series of transactions within one trading day pursuant to Rule 144 under the Securities Act. All holders of our preferred stock immediately prior to our IPO are parties to this agreement.

Employment Agreements

We have entered into employment agreements with Michael A. Narachi, our President and Chief Executive Officer, Joseph P. Hagan, our Senior Vice President, Corporate Development and Strategy and acting-Chief Financial Officer, Mark D. Booth, our Chief Commercial Officer, Heather D. Turner, our Senior Vice President, General Counsel and Secretary, Preston Klassen, M.D., M.H.S., our Head of Global Contrave Program and Senior Vice President, Product Development, Dawn Viveash, M.D., Senior Vice President, Regulatory Affairs and Carol Baum, our Vice President, Commercialization. For further information, see above under the heading “— Employment Agreements and Severance Benefits.”

Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We believe that indemnification under our amended and restated bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether our amended and restated bylaws would permit indemnification. We have entered into separate indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our charter documents. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by this person in any action or proceeding arising out of this person’s services as a director or executive officer or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. We also maintain directors’ and officers’ liability insurance.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, directors, executive officers and beneficial owners of 10% or more of our common stock, or reporting persons, are required to report to the SEC on a timely basis the initiation of their status as a reporting person and any changes with respect to their beneficial ownership of our common stock. Based solely on our review of copies of such forms that we have received, or written representations from reporting persons, we believe that during the fiscal year ended December 31, 2010, all executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our annual meeting of stockholders to be held in 2011 must be received by us no later than December 28, 2011, which is 120 days prior to the first anniversary of the mailing date of this proxy, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. In addition, our amended and restated bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received at our principal executive offices not less than 90 calendar days before nor more than 120 calendar days before the one year anniversary of the date on which we first mailed our proxy statement to stockholders in connection with the previous year’s annual meeting of stockholders. Therefore, to be presented at our 2011 annual meeting of stockholders, such a proposal must be received by us no earlier than December 28, 2011 and no later than January 27, 2012. However, if the date of the annual meeting is more than 30 days earlier or more than 30 days later than such anniversary date, notice must be received not later than the close of business on the later of 120 calendar days in advance of such annual meeting or ten calendar days following the date on which public announcement of the date of the meeting is first made. If the stockholder fails to give notice by these dates, then the persons named as proxies in the proxies solicited by the board of directors for the 2010 annual meeting may exercise discretionary voting power regarding any such proposal. Stockholders are advised to review our amended and restated bylaws which also specify requirements as to the form and content of a stockholder’s notice.

ANNUAL REPORT

Our annual report for the fiscal year ended December 31, 2010 will be mailed to stockholders of record on or about April 27, 2011. Our annual report does not constitute, and should not be considered, a part of this proxy solicitation material.

Any person who was a beneficial owner of our common stock on the record date may request a copy of our annual report, and it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company at such date. Requests should be directed to Orexigen Therapeutics, Inc., 3344 N. Torrey Pines Court, Suite 200, La Jolla, California 92037, Attention: Corporate Secretary.

OTHER MATTERS

We do not know of any business other than that described in this proxy statement that will be presented for consideration or action by the stockholders at the annual meeting. If, however, any other business is properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes. All stockholders are urged to complete, sign and return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors

Michael A. Narachi

President, Chief Executive Officer and Director

La Jolla, California

April 27, 2011

APPENDIX A

OREXIGEN THERAPEUTICS, INC.

2007 EQUITY INCENTIVE AWARD PLAN

ARTICLE 1

PURPOSE

The purpose of the Orexigen Therapeutics, Inc. 2007 Equity Incentive Award Plan (the “Plan”) is to promote the success and enhance the value of Orexigen Therapeutics, Inc. (the “Company”) by linking the personal interests of the members of the Board, Employees, and Consultants to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1 “Award” means an Option, a Restricted Stock award, a Stock Appreciation Right award, a Performance Share award, a Performance Stock Unit award, a Dividend Equivalents award, a Stock Payment award, a Deferred Stock award, a Restricted Stock Unit award, an Other Stock-Based Award, a Performance Bonus Award, or a Performance-Based Award granted to a Participant pursuant to the Plan.

2.2 “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Change in Control” means and includes each of the following:

(a) A transaction or series of transactions (other than an offering of Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.4(a) or Section 2.4(c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.4(c)(ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d) The Company’s stockholders approve a liquidation or dissolution of the Company.

The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

2.5 “Code” means the Internal Revenue Code of 1986, as amended.

2.6 “Committee” means the committee of the Board described in Article 12.

2.7 “Consultant” means any consultant or adviser if:

(a) the consultant or adviser renders bona fide services to the Company;

(b) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and

(c) the consultant or adviser is a natural person who has contracted directly with the Company to render such services.

2.8 “Covered Employee” means an Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

2.9 “Deferred Stock” means a right to receive a specified number of shares of Stock during specified time periods pursuant to Section 8.5.

2.10 “Disability” means “disability,” as such term is defined in Section 22(e)(3) of the Code.

2.11 “Dividend Equivalents” means a right granted to a Participant pursuant to Section 8.3 to receive the equivalent value (in cash or Stock) of dividends paid on Stock.

2.12 “Effective Date” shall have the meaning set forth in Section 14.1.

2.13 “Eligible Individual” means any person who is an Employee, a Consultant or a member of the Board, as determined by the Committee.

2.14 “Employee” means any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company or of any Parent or Subsidiary.

2.15 “Equity Restructuring” shall mean a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the shares of Stock (or other securities of the Company) or the share price of Stock (or other securities) and causes a change in the per share value of the Stock underlying outstanding Awards.

2.16 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.17 “Fair Market Value” means, as of any given date,

(a) if Stock is traded on an exchange, the closing price (or the closing bid, if no sales were reported) of a share of Stock as reported in the Wall Street Journal (or such other source the Committee deems reliable) for such date, or if no bids or sales were reported for such date, then the closing price (or the closing bid, if no sales were reported) on the trading date immediately prior to such date during which a bid or sale occurred;

(b) if Stock is not traded on an exchange but is quoted on a quotation system, the mean between the closing representative bid and asked prices for the Stock on such date, or if no closing representative bid and asked prices were reported for such date, the date immediately prior to such date during which closing representative bid and asked prices were quoted for the Stock, in each case, as reported in the Wall Street Journal or such other source the Committee deems reliable; or

(c) if Stock is not publicly traded, the fair market value established by the Committee acting in good faith.

2.18 “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

2.19 “Independent Director” means a member of the Board who is not an Employee of the Company or of any Parent or Subsidiary.

2.20 “Inducement Award” means an Award granted pursuant to Section 3.4 of the Plan.

2.21 “Non-Employee Director” means a member of the Board who qualifies as a “Non-Employee Director” as defined in Rule 16b-3(b)(3) of the Exchange Act, or any successor definition adopted by the Board.

2.22 “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

2.23 “Option” means a right granted to a Participant pursuant to Article 5 of the Plan to purchase a specified number of shares of Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

2.24 “Other Stock-Based Award” means an Award granted or denominated in Stock or units of Stock pursuant to Section 8.7 of the Plan.

2.25 “Parent” means any “parent corporation, as defined in Section 424(e) of the Code and any applicable regulations promulgated thereunder, of the Company or any other entity which beneficially owns, directly or indirectly, a majority of the outstanding voting stock or voting power of the Company.

2.26 “Participant” means any Eligible Individual who, as a member of the Board, Consultant or Employee, has been granted an Award pursuant to the Plan.

2.27 “Performance-Based Award” means an Award granted to selected Covered Employees pursuant to Articles 6 and 8, but which is subject to the terms and conditions set forth in Article 9. All Performance-Based Awards are intended to qualify as Qualified Performance-Based Compensation.

2.28 “Performance Bonus Award” has the meaning set forth in Section 8.8.

2.29 “Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria that will be used to establish Performance Goals are limited to the following: net earnings (either before or after interest, taxes, depreciation and amortization), economic value-added (as determined by the Committee), sales or revenue, net income (either before or after taxes), operating earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on capital, return on net assets, return on stockholders’ equity, return on assets, return on capital, stockholder returns, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings per share of Stock, price per share of Stock, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. To the extent an Award is intended to be Qualified Performance-Based Compensation, the Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Participant.

2.30 “Performance Goals” means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. To the extent an Award is intended to be Qualified Performance-Based Compensation, the Committee, in its discretion, may, within the time prescribed by Section 162(m) of the Code, adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

2.31 “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award.

2.32 “Performance Share” means a right granted to a Participant pursuant to Section 8.1, to receive Stock, the payment of which is contingent upon achieving certain Performance Goals or other performance-based targets established by the Committee.

2.33 “Performance Stock Unit” means a right granted to a Participant pursuant to Section 8.2, to receive Stock, the payment of which is contingent upon achieving certain Performance Goals or other performance-based targets established by the Committee.

2.34 “Plan” means this Orexigen Therapeutics, Inc. 2007 Equity Incentive Award Plan, as it may be amended from time to time.

2.35 “Public Trading Date” means the first date upon which Stock is listed (or approved for listing) upon notice of issuance on any securities exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system.

2.36 “Qualified Performance-Based Compensation” means any compensation that is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

2.37 “Restricted Stock” means Stock awarded to a Participant pursuant to Article 6 that is subject to certain restrictions and may be subject to risk of forfeiture.

2.38 “Restricted Stock Unit” means an Award granted pursuant to Section 8.6.

2.39 “Securities Act” shall mean the Securities Act of 1933, as amended.

2.40 “Stock” means the common stock of the Company, par value $0.001 per share, and such other securities of the Company that may be substituted for Stock pursuant to Article 11.

2.41 “Stock Appreciation Right” or “SAR” means a right granted pursuant to Article 7 to receive a payment equal to the excess of the Fair Market Value of a specified number of shares of Stock on the date the SAR is exercised over the Fair Market Value on the date the SAR was granted as set forth in the applicable Award Agreement.

2.42 “Stock Payment” means (a) a payment in the form of shares of Stock, or (b) an option or other right to purchase shares of Stock, as part of any bonus, deferred compensation or other arrangement, made in lieu of all or any portion of the compensation, granted pursuant to Section 8.4.

2.43 “Subsidiary” means any “subsidiary corporation” as defined in Section 424(f) of the Code and any applicable regulations promulgated thereunder or any other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

ARTICLE 3

SHARES SUBJECT TO THE PLAN

3.1 Number of Shares.

(a) Subject to Article 11 and Section 3.1(b), the aggregate number of shares of Stock which may be issued or transferred pursuant to Awards under the Plan shall be the sum of: (i) 13,525,000 shares of Stock; plus (ii) the number of shares of Stock remaining available for issuance and not subject to awards granted under the Orexigen Therapeutics, Inc. 2004 Stock Plan (the “Existing Plan”) as of the Effective Date; plus (iii) with respect to awards granted under the Existing Plan on or before the Effective Date that expire or are canceled without having been exercised in full or shares of Stock that are forfeited or repurchased pursuant to the terms of awards granted under the Existing Plan, the number of shares of Stock subject to each such award as to which such award was not exercised prior to its expiration or cancellation or which are forfeited or repurchased by the Company, plus (iv) the number of shares of Stock reserved for Inducement Awards under Section 3.4 of the Plan. The aggregate number of shares of Stock authorized for issuance under the Existing Plan was 3,159,275 shares of Stock and, accordingly, the total number of shares of Stock under clauses (ii) and (iii) in the preceding sentence shall not exceed 3,159,275 shares of Stock. In addition, subject to Article 11, commencing on January 1, 2008, and on each January 1 thereafter during the term of the Plan, the number of shares of Stock which shall be made available for sale under the Plan shall be increased by that number of shares of Stock equal to the least of: (i) 5% (15% beginning January 1, 2012) of the Company’s outstanding shares of Stock on the applicable January 1;

(ii) 2,000,000 shares (6,000,000 shares beginning January 1, 2012) of common stock; and (iii) a lesser number of shares of Stock as determined by the Board. Accordingly, the number of shares of Stock which shall be available for sale under the Plan shall be subject to increase under the preceding sentence only on January 1, 2008 and on each subsequent January 1 through and including January 1, 2017. Notwithstanding anything in this Section 3.1(a) to the contrary, except with respect to Inducement Awards granted pursuant to Section 3.4 herein, the number of shares of Stock that may be issued or transferred pursuant to Awards under the Plan shall not exceed an aggregate of 40,000,000 shares of Stock, subject to Article 11. In order that the applicable regulations under the Code relating to Incentive Stock Options be satisfied, the maximum number of shares of Stock that may be delivered upon exercise of Incentive Stock Options shall be the number specified in the preceding sentence, and, if necessary to satisfy such regulations, such maximum limit shall apply to the number of shares of Stock that may be delivered in connection with each other type of Award under the Plan (applicable separately to each type of Award).

(b) To the extent that an Award terminates, expires, or lapses for any reason, any shares of Stock subject to the Award shall again be available for the grant of an Award pursuant to the Plan. Additionally, any shares of Stock tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any Award shall again be available for the grant of an Award pursuant to the Plan. To the extent permitted by applicable law or any exchange rule, shares of Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Parent or Subsidiary shall not be counted against shares of Stock available for grant pursuant to the Plan. The payment of Dividend Equivalents in conjunction with any outstanding Awards shall not be counted against the shares of Stock available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no shares of Stock may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

3.2 Stock Distributed. Any shares of Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

3.3 Limitation on Number of Shares Subject to Awards. Notwithstanding any provision in the Plan to the contrary, and subject to Article 11, the maximum number of shares of Stock with respect to one or more Awards that may be granted to any one Participant during any fiscal year of the Company (measured from the date of any grant) shall be 1,500,000; provided, however, that the foregoing limitation shall not apply to Inducement Awards or prior to the Public Trading Date and, following the Public Trading Date, the foregoing limitation shall not apply until the earliest of: (a) the first material modification of the Plan (including any increase in the number of shares of Stock reserved for issuance under the Plan in accordance with Section 3.1); (b) the issuance of all of the shares of Stock reserved for issuance under the Plan; (c) the expiration of the Plan; (d) the first meeting of stockholders at which members of the Board are to be elected that occurs after the close of the third calendar year following the calendar year in which occurred the first registration of an equity security of the Company under Section 12 of the Exchange Act; or (e) such other date required by Section 162(m) of the Code and the rules and regulations promulgated thereunder.

3.4 Inducement Shares. This Section 3.4 shall apply with respect to the two million five hundred thousand (2,500,000) shares of Stock reserved under this Plan by action of the Board (or a committee thereof) to be used exclusively for the grant of Inducement Awards. The persons who are eligible for Inducement Awards shall consist of Eligible Individuals who are Employees and whose potential contribution, in the judgment of the Committee, will benefit the future success of the Company and/or an affiliated corporation. Notwithstanding anything to the contrary in Article 4, an Inducement Award may be granted only to an Eligible Individual not previously an Employee or a Non-Employee Director of the Company, or following a bona fide period of non-employment, as an inducement material to the individual’s entering into employment with the Company within the meaning of Rule 5635(c)(4) of the NASDAQ Listing Rules. In addition, notwithstanding any other provision of the Plan to the contrary, all such Inducement Awards must be granted either by a majority of the Company’s independent directors or a committee comprised of a majority of independent directors.

ARTICLE 4

ELIGIBILITY AND PARTICIPATION

4.1 Eligibility. Each Eligible Individual shall be eligible to be granted one or more Awards pursuant to the Plan, provided that Inducement Awards may be granted only to Eligible Individuals as provided in Section 3.4.

4.2 Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from among all Eligible Individuals, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No Eligible Individual shall have any right to be granted an Award pursuant to the Plan.

4.3 Foreign Participants. In order to assure the viability of Awards granted to Participants employed in foreign countries, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy, or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements, or alternative versions of, the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose; provided, however, that no such supplements, amendments, restatements, or alternative versions shall increase the limitations on the number of shares of Stock (a) issued or transferred pursuant to Awards under the Plan, as detailed in Section 3.1, and (b) issued or transferred pursuant to Awards granted to any one Participant during any fiscal year of the Company, as detailed in Section 3.3 of the Plan. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act, the Code, any securities law or governing statute or any other applicable law.

ARTICLE 5

STOCK OPTIONS

5.1 General. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(a) Exercise Price. The exercise price per share of Stock subject to an Option shall be determined by the Committee and set forth in the Award Agreement; provided that the exercise price for any Option shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant.

(b) Time and Conditions of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised.

(c) Payment. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation: (i) cash, (ii) shares of Stock held for such period of time as may be required by the Committee in order to avoid adverse accounting consequences and having a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof, or (iii) other property acceptable to the Committee (including through the delivery of a notice that the Participant has placed a market sell order with a broker with respect to shares of Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price; provided that payment of such proceeds is then made to the Company upon settlement of such sale), and the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a member of the Board or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the exercise price of an Option in any method which would violate Section 13(k) of the Exchange Act.

(d) Evidence of Grant. All Options shall be evidenced by a written Award Agreement between the Company and the Participant. The Award Agreement shall include such additional provisions as may be specified by the Committee.

5.2 Incentive Stock Options. The terms of any Incentive Stock Options granted pursuant to the Plan must comply with the conditions and limitations contained in Section 14.2 and this Section 5.2.

(a) Eligibility. Incentive Stock Options may be granted only to Employees.

(b) Exercise Price. The exercise price per share of Stock shall be set by the Committee; provided that subject to Section 5.2(e), the exercise price for any Incentive Stock Option shall not be less than 100% of the Fair Market Value on the date of grant.

(c) Expiration. Subject to Section 5.2(e), an Incentive Stock Option may not be exercised to any extent by anyone after the first to occur of the following events: the tenth anniversary of the date it is granted, unless an earlier time is set in the Award Agreement; three months after the Participant’s termination of employment as an Employee; and one year after the date of the Participant’s termination of employment or service on account of Disability or death (upon the Participant’s Disability or death, any Incentive Stock Options exercisable at the Participant’s Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament, or, if the Participant fails to make testamentary disposition of such Incentive Stock Option or dies intestate, by the person or persons entitled to receive the Incentive Stock Option pursuant to the applicable laws of descent and distribution).

(d) Individual Dollar Limitation. The aggregate Fair Market Value (determined as of the time the Option is granted) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.

(e) Ten Percent Owners. An Incentive Stock Option shall be granted to any individual who, at the date of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of Stock of the Company only if such Option is granted at a price that is not less than 110% of Fair Market Value on the date of grant and the Option is exercisable for no more than five years from the date of grant.

(f) Notice of Disposition. The Participant shall give the Company prompt notice of any disposition of shares of Stock acquired by exercise of an Incentive Stock Option within (i) two years from the date of grant of such Incentive Stock Option or (ii) one year after the transfer of such shares of Stock to the Participant.

(g) Right to Exercise. During a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.

(h) Failure to Meet Requirements. Any Option (or portion thereof) purported to be an Incentive Stock Option, which, for any reason, fails to meet the requirements of Section 422 of the Code shall be considered a Non-Qualified Stock Option.

5.3 Substitution of Stock Appreciation Rights. The Committee may provide in the Award Agreement evidencing the grant of an Option that the Committee, in its sole discretion, shall have to right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option, subject to the provisions of Section 7.2 hereof; provided that such Stock Appreciation Right shall be exercisable with respect to the same number of shares of Stock for which such substituted Option would have been exercisable.

5.4 Paperless Exercise. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Options by a Participant may be permitted through the use of such an automated system.

ARTICLE 6

RESTRICTED STOCK AWARDS

6.1 Grant of Restricted Stock. The Committee is authorized to make Awards of Restricted Stock to any Participant selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. All Awards of Restricted Stock shall be evidenced by a written Restricted Stock Award Agreement.

6.2 Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

6.3 Forfeiture. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited; provided, however, that the Committee may (a) provide in any Restricted Stock Award Agreement that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and (b) in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.

6.4 Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

ARTICLE 7

STOCK APPRECIATION RIGHTS

7.1 Grant of Stock Appreciation Rights. A Stock Appreciation Right may be granted to any Participant selected by the Committee. A Stock Appreciation Right shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose and shall be evidenced by an Award Agreement.

7.2 Stock Appreciation Rights.

(a) A Stock Appreciation Right (“SAR”) shall have a term set by the Committee. An SAR shall be exercisable in such installments as the Committee may determine. An SAR shall cover such number of shares of Stock as the Committee may determine. The exercise price per share of Stock subject to each SAR shall be set by the Committee; provided, however, that the Committee in its sole and absolute discretion may provide that the SAR may be exercised subsequent to a termination of employment or service, as applicable, or following a Change in Control of the Company, or because of the Participant’s retirement, death or disability, or otherwise.

(b) An SAR shall entitle the Participant (or other person entitled to exercise the SAR pursuant to the Plan) to exercise all or a specified portion of the SAR (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount equal to the product of (i) the excess of (A) the Fair Market Value of a share of Stock on the date the SAR is exercised over (B) the Fair Market Value of a share of Stock on the date the SAR was granted and (ii) the number of shares of Stock with respect to which the SAR shall have been exercised, subject to any limitations the Committee may impose.

7.3 Payment and Limitations on Exercise.

(a) Subject to Section 7.3(b), payment of the amounts determined under Section 7.2(b) above shall be in cash, in Stock (based on its Fair Market Value as of the date the SAR is exercised) or a combination of both, as determined by the Committee.

(b) To the extent any payment under Section 7.2(b) is effected in Stock it shall be made subject to satisfaction of all provisions of Article 5 above pertaining to Options.

ARTICLE 8

OTHER TYPES OF AWARDS

8.1 Performance Share Awards. Any Participant selected by the Committee may be granted one or more Performance Share awards which shall be denominated in a number of shares of Stock and which may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant.

8.2 Performance Stock Units. Any Participant selected by the Committee may be granted one or more Performance Stock Unit awards which shall be denominated in units of value including dollar value of shares of Stock and which may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant.

8.3 Dividend Equivalents.

(a) Any Participant selected by the Committee may be granted Dividend Equivalents based on the dividends declared on the shares of Stock that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee. Such Dividend Equivalents shall be converted to cash or additional shares of Stock by such formula and at such time and subject to such limitations as may be determined by the Committee.

(b) Dividend Equivalents granted with respect to Options or SARs that are intended to be Qualified Performance-Based Compensation shall be payable, with respect to pre-exercise periods, regardless of whether such Option or SAR is subsequently exercised.

8.4 Stock Payments. Any Participant selected by the Committee may receive Stock Payments in the manner determined from time to time by the Committee. The number of shares of Stock or the number of options or other rights to purchase shares of Stock subject to a Stock Payment shall be determined by the Committee and may be based upon the Performance Criteria or other specific performance criteria determined appropriate by the Committee, determined on the date such Stock Payment is made or on any date thereafter.

8.5 Deferred Stock. Any Participant selected by the Committee may be granted an award of Deferred Stock in the manner determined from time to time by the Committee. The number of shares of Deferred Stock shall be determined by the Committee and may be linked to the Performance Criteria or other specific performance criteria determined to be appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. Stock underlying a Deferred Stock award will not be issued until the Deferred Stock award has vested, pursuant to a vesting schedule or performance criteria set by the Committee. Unless otherwise provided by the Committee, a Participant awarded Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Deferred Stock Award has vested and the Stock underlying the Deferred Stock Award has been issued.

8.6 Restricted Stock Units. The Committee is authorized to make Awards of Restricted Stock Units to any Participant selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. At the time of grant, the Committee shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate. At the time of grant, the Committee shall specify the maturity date applicable to each grant of Restricted Stock Units which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the grantee. On the maturity date, the Company shall, subject to Section 11.5(b), transfer to the Participant one unrestricted, fully transferable share of Stock for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited. The Committee shall specify the purchase price, if any, to be paid by the grantee to the Company for such shares of Stock.

8.7 Other Stock-Based Awards. Any Participant selected by the Committee may be granted one or more Awards that provide Participants with shares of Stock or the right to purchase shares of Stock or that have a value derived from the value of, or an exercise or conversion privilege at a price related to, or that are otherwise payable in shares of Stock and which may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of Award) the contributions, responsibilities and other compensation of the particular Participant.

8.8 Performance Bonus Awards. Any Participant selected by the Committee may be granted one or more Performance-Based Awards in the form of a cash bonus (a “Performance Bonus Award”) payable upon the attainment of Performance Goals that are established by the Committee and relate to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Committee. Any such Performance Bonus Award paid to a Covered Employee shall be based upon objectively determinable bonus formulas established in accordance with Article 9.

8.9 Term. Except as otherwise provided herein, the term of any Award of Performance Shares, Performance Stock Units, Dividend Equivalents, Stock Payments, Deferred Stock, Restricted Stock Units or Other Stock-Based Award shall be set by the Committee in its discretion.

8.10 Exercise or Purchase Price. The Committee may establish the exercise or purchase price, if any, of any Award of Performance Shares, Performance Stock Units, Deferred Stock, Stock Payments, Restricted Stock Units or Other Stock-Based Award; provided, however, that such price shall not be less than the par value of a share of Stock on the date of grant, unless otherwise permitted by applicable state law.

8.11 Exercise Upon Termination of Employment or Service. An Award of Performance Shares, Performance Stock Units, Dividend Equivalents, Deferred Stock, Stock Payments, Restricted Stock Units and

Other Stock-Based Award shall only be exercisable or payable while the Participant is an Employee, Consultant or a member of the Board, as applicable; provided, however, that the Committee in its sole and absolute discretion may provide that an Award of Performance Shares, Performance Stock Units, Dividend Equivalents, Stock Payments, Deferred Stock, Restricted Stock Units or Other Stock-Based Award may be exercised or paid subsequent to a termination of employment or service, as applicable, or following a Change in Control of the Company, or because of the Participant’s retirement, death or disability, or otherwise; provided, however, that any such provision with respect to Performance Shares or Performance Stock Units shall be subject to the requirements of Section 162(m) of the Code that apply to Qualified Performance-Based Compensation.

8.12 Form of Payment. Payments with respect to any Awards granted under this Article 8 shall be made in cash, in Stock or a combination of both, as determined by the Committee.

8.13 Award Agreement. All Awards under this Article 8 shall be subject to such additional terms and conditions as determined by the Committee and shall be evidenced by a written Award Agreement.

ARTICLE 9

PERFORMANCE-BASED AWARDS

9.1 Purpose. The purpose of this Article 9 is to provide the Committee the ability to qualify Awards other than Options and SARs and that are granted pursuant to Articles 6 and 8 as Qualified Performance-Based Compensation. If the Committee, in its discretion, decides to grant a Performance-Based Award to a Covered Employee, the provisions of this Article 9 shall control over any contrary provision contained in Articles 6 or 8; provided, however, that the Committee may in its discretion grant Awards to Covered Employees that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Article 9.

9.2 Applicability. This Article 9 shall apply only to those Covered Employees selected by the Committee to receive Performance-Based Awards. The designation of a Covered Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the period. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employees as a Participant in such period or in any other period.

9.3 Procedures with Respect to Performance-Based Awards. To the extent necessary to comply with the Qualified Performance-Based Compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted under Articles 6 and 8 which may be granted to one or more Covered Employees, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Covered Employees, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned by a Covered Employee, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

9.4 Payment of Performance-Based Awards. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company or a Parent or Subsidiary on the day a Performance-Based Award for such Performance Period is paid to the Participant. Furthermore, a Participant shall be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved. In determining the amount earned under a Performance-Based Award, the Committee may reduce or eliminate the amount of the Performance-Based Award earned for the Performance Period, if in its sole and absolute discretion, such reduction or elimination is appropriate.

9.5 Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee and is intended to constitute Qualified Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

ARTICLE 10

INDEPENDENT DIRECTOR AWARDS

10.1 The Board may grant Awards to Independent Directors, subject to the limitations of the Plan, pursuant to a written non-discretionary formula established by the Committee, or any successor committee thereto carrying out its responsibilities on the date of grant of any such Award (the “Independent Director Compensation Policy”). The Independent Director Compensation Policy shall set forth the type of Award(s) to be granted to Independent Directors, the number of shares of Common Stock to be subject to Independent Director Awards, the conditions on which such Awards shall be granted, become exercisable and/or payable, and such other terms and conditions as the Committee (or such other successor committee as described above) shall determine in its discretion.

ARTICLE 11

PROVISIONS APPLICABLE TO AWARDS

11.1 Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

11.2 Award Agreement. Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include the term of an Award, the provisions applicable in the event the Participant’s employment or service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.

11.3 Limits on Transfer. No right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company, a Parent, or a Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company, a Parent, or a Subsidiary. Except as otherwise provided by the Committee, no Award shall be assigned, transferred, or otherwise disposed of by a Participant other than by will or the laws of descent and distribution. The Committee by express provision in the Award or an amendment thereto may permit an Award (other than an Incentive Stock Option) to be transferred to, exercised by and paid to certain persons or entities related to the Participant, including but not limited to members of the Participant’s family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Participant’s family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the Committee, pursuant to such conditions and procedures as the Committee may establish. Any permitted transfer shall be subject to the condition that the Committee receive evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes (or to a “blind trust” in connection with the Participant’s termination of employment or service with the Company, a Parent, or a Subsidiary to assume a position with a governmental, charitable, educational or similar non-profit institution) and on a basis consistent with the Company’s lawful issue of securities.

11.4 Beneficiaries. Notwithstanding Section 11.3, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his or her beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written consent of the Participant’s spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

11.5 Stock Certificates; Book Entry Procedures.

(a) Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Board has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed or traded. All Stock certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements. The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Committee.

(b) Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, the Company shall not deliver to any Participant certificates evidencing shares of Stock issued in connection with any Award and instead such shares of Stock shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

ARTICLE 12

CHANGES IN CAPITAL STRUCTURE

12.1 Adjustments.

(a) In the event of any combination or exchange of shares, merger, consolidation, distribution of Company assets to stockholders (other than normal cash dividends), or any other corporate event affecting the Stock or the share price of the Stock, in any event, other than an Equity Restructuring, the Committee shall make such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such changes with respect to (i) the aggregate number and type of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 3.1 and 3.3); (ii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iii) the grant or exercise price per share for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Qualified Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code.

(b) In the event of any transaction or event described in Section 12.1 or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations or accounting principles, the Committee, in its sole and absolute discretion and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions wherever the Committee determines that action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i) To provide for either (A) termination of any such Award in exchange for an amount of cash and/or other property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 12.1(b) the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Committee in its sole discretion;

(ii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii) To make adjustments in the number and type of shares of Stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock or Deferred Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding options, rights and awards and options, rights and awards which may be granted in the future;

(iv) To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

(v) To provide that the Award cannot vest, be exercised or become payable after such event.

(c) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 11.1(a) and 11.1(b):

(i) The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, will be proportionately adjusted. The adjustments provided under this Section 12.1(c)(i) shall be nondiscretionary and shall be final and binding on the affected Participant and the Company.

(ii) The Committee shall make such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 3.1 and 3.3).

12.2 Acceleration Upon a Change in Control. Notwithstanding Section 12.1, and except as may otherwise be provided in any applicable Award Agreement or other written agreement entered into between the Company, a Parent, a Subsidiary, or other Company affiliate and a Participant, if a Change in Control occurs and a Participant’s Awards are not converted, assumed, or replaced by a successor entity, then immediately prior to the Change in Control such Awards shall become fully exercisable and all forfeiture restrictions on such Awards shall lapse. Upon, or in anticipation of, a Change in Control, the Committee may cause any and all Awards outstanding hereunder to terminate at a specific time in the future, including but not limited to the date of such Change in Control, and shall give each Participant the right to exercise such Awards during a period of time as the Committee, in its sole and absolute discretion, shall determine. In the event that the terms of any agreement between the Company, a Parent, a Subsidiary, or other Company affiliate and a Participant contains provisions that conflict with and are more restrictive than the provisions of this Section 12.2, this Section 12.2 shall prevail and control and the more restrictive terms of such agreement (and only such terms) shall be of no force or effect.

12.3 No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Committee under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to an Award or the grant or exercise price of any Award.

ARTICLE 13

ADMINISTRATION

13.1 Committee. Unless and until the Board delegates administration of the Plan to a Committee as set forth below, the Plan shall be administered by the full Board, and for such purposes the term “Committee” as used in the Plan shall be deemed to refer to the Board. The Board, at its discretion or as otherwise necessary to comply with the requirements of Section 162(m) of the Code, Rule 16b-3 promulgated under the Exchange Act or to the extent required by any other applicable rule or regulation, shall delegate administration of the Plan to a Committee. The Committee shall consist solely of two or more members of the Board each of whom is a Non-Employee Director, and with respect to awards that are intended to be Performance-Based Awards, an “outside director” within the meaning of Section 162(m) of the Code. Notwithstanding the foregoing: (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to all Awards granted to Independent Directors and for purposes of such Awards the term “Committee” as used in the Plan shall be deemed to refer to the Board and (b) the Committee may delegate its authority hereunder to the extent permitted by Section 13.5. Appointment of Committee members shall be effective upon acceptance of appointment. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may only be filled by the Board.

13.2 Action by the Committee. A majority of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by a majority of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or of any Parent or Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company or any Parent or Subsidiary to assist in the administration of the Plan.

13.3 Authority of Committee. Subject to any specific designation in the Plan, the Committee has the exclusive power, authority and discretion to:

(a) Designate Participants to receive Awards;

(b) Determine the type or types of Awards to be granted to each Participant;

(c) Determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate;

(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any reload provision, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Committee in its sole discretion determines; provided, however, that the Committee shall not have the authority to accelerate the vesting or waive the forfeiture of any Performance-Based Awards;

(e) Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) Prescribe the form of each Award Agreement, which need not be identical for each Participant;

(g) Decide all other matters that must be determined in connection with an Award;

(h) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i) Interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement; and

(j) Make all other decisions and determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan.

13.4 Decisions Binding. The Committee’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

13.5 Delegation of Authority. To the extent permitted by applicable law, the Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards to Participants other than (a) senior executives of the Company who are subject to Section 16 of the Exchange Act, (b) Covered Employees, or (c) officers of the Company (or members of the Board) to whom authority to grant or amend Awards has been delegated hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation, and the Committee may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 13.5 shall serve in such capacity at the pleasure of the Committee.

13.6 Amendment or Exchange of Awards. The Committee may (i) amend any Award to reduce the per share exercise price of such an Award below the per share exercise price as of the date the Award is granted and (ii) grant an Award in exchange for, or in connection with, the cancellation or surrender of an Award having a higher per share exercise price.

ARTICLE 14

EFFECTIVE AND EXPIRATION DATE

14.1 Effective Date. The Plan is effective as of the day prior to the Public Trading Date (the “Effective Date”).

14.2 Expiration Date. The Plan will expire on, and no Incentive Stock Option or other Award may be granted pursuant to the Plan after, the tenth anniversary of the date the Plan is approved by the Board. Any Awards that are outstanding on the tenth anniversary of the Effective Date shall remain in force according to the terms of the Plan and the applicable Award Agreement.

ARTICLE 15

AMENDMENT, MODIFICATION, AND TERMINATION

15.1 Amendment, Modification, And Termination. Subject to Section 16.13, with the approval of the Board, at any time and from time to time, the Committee may terminate, amend or modify the Plan; provided, however, that (a) to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required, and (b) stockholder approval is required for any amendment to the Plan that (i) increases the number of shares of Stock available under the Plan (other than any adjustment as provided by Article 11), (ii) permits the Committee to grant Options with an exercise price that is below Fair Market Value on the date of grant, or (iii) permits the Committee to extend the exercise period for an Option beyond ten years from the date of grant.

15.2 Awards Previously Granted. Except with respect to amendments made pursuant to Section 16.13, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted pursuant to the Plan without the prior written consent of the Participant.

ARTICLE 16

GENERAL PROVISIONS

16.1 No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Eligible Individuals, Participants or any other persons uniformly.

16.2 No Stockholders Rights. Except as otherwise provided herein, a Participant shall have none of the rights of a stockholder with respect to shares of Stock covered by any Award until the Participant becomes the record owner of such shares of Stock.

16.3 Withholding. The Company or any Parent or Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event concerning a Participant arising as a result of the Plan. The Committee may in its discretion and in satisfaction of the foregoing requirement allow a Participant to elect to have the Company withhold shares of Stock otherwise issuable under an Award (or allow the return of shares of Stock) having a Fair Market Value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan, the number of shares of Stock which may be withheld with respect to the issuance, vesting, exercise or payment of any Award (or which may be repurchased from the Participant of such Award within six months (or such other period as may be determined by the Committee) after such shares of Stock were acquired by the Participant from the Company) in order to satisfy the Participant’s federal, state, local and foreign income and payroll tax liabilities with respect to the issuance, vesting, exercise or payment of the Award shall be limited to the number of shares of Stock which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.

16.4 No Right to Employment or Services. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any Parent or Subsidiary to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employ or service of the Company or any Parent or Subsidiary.

16.5 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Parent or Subsidiary.

16.6 Indemnification. To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

16.7 Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Parent or Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

16.8 Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

16.9 Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

16.10 Fractional Shares. No fractional shares of Stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares of Stock or whether such fractional shares of Stock shall be eliminated by rounding up or down as appropriate.

16.11 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any Participant who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

16.12 Government and Other Regulations. The obligation of the Company to make payment of awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register pursuant to the Securities Act of 1933, as amended, any of the shares of Stock paid pursuant to the Plan. If the shares of Stock paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act of 1933, as amended, the Company may restrict the transfer of such shares of Stock in such manner as it deems advisable to ensure the availability of any such exemption.

16.13 Section 409A. To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the adoption of the Plan. Notwithstanding any provision of the Plan to the contrary, in the event that following the adoption of the Plan the Committee determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the adoption of the Plan), the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

16.14 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware.

PROXY

OREXIGEN THERAPEUTICS, INC.

THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 2, 2011

The undersigned stockholder of Orexigen Therapeutics, Inc., a Delaware corporation (the “Company”), hereby appoints Joseph P. Hagan and Heather D. Turner and each of them, as proxies for the undersigned with full power of substitution, to attend the annual meeting of the Company’s stockholders to be held on June 2, 2011 and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

OREXIGEN THERAPEUTICS, INC.

June 2, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card are available at www.orexigen.com/2011proxymaterials

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20330403030300000100 10 60211

THE BOARD OF DIRECTORS RECOMMENDS AVOTE “FOR” THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL1,”FOR” PROPOSALS 2, 4, 5 AND 6 AND FOR THE OPTION OF “THREE YEARS” FOR PROPOSAL3.PLEASE SIGN, DATE AND RETURN PROMPTLYIN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1.To elect three directors for a three-year term to expire at the 2014 Annual Meeting ofStockholders. The present Board of Directors of the Company has nominated and recommendsfor election as director the following persons:

FOR ALLNOMINEES

WITHHOLDAUTHORITY

FOR ALLNOMINEES

FOR ALLEXCEPT

(See instructions below)

NOMINEES:

Eckard Weber, M.D.

Patrick J. Mahaffy

Michael A. Narachi

INSTRUCTIONS:To withhold authority to vote for any individual nominee(s), mark “FOR ALLEXCEPT”and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right andindicate your new address in the address space above. Please note thatchanges to the registered name(s) on the account may not be submitted viathis method.

2.Advisory approval of the compensation of the Company’s named executive officers, asdisclosed in this proxy statement in accordance with SEC rules.

FOR AGAINSTA BSTAIN

3.Advisory indication of the preferred frequency of stockholder advisory votes onthe compensation of the Company’s named executive officers.

1year 2years3 yearsABSTAIN

4.Approval of the Company’s 2007 Equity Award Incentive Plan as amended.

FORAGAINSTABSTAIN

5.Approval of proposed amendment to the Company’s Amended and RestatedCertificate of Incorporation to increase the authorized number of shares of commonstock from 100,000,000 to 300,000,000.

FORAGAINSTABSTAIN

6.Ratification of the appointment of Ernst & Young LLPas the Company’sindependent registered public accountants for the year ending December 31, 2011.

FORAGAINSTABSTAIN

THIS PROXY, WHEN PROPERLYEXECUTED, WILLBE VOTED IN THE MANNER DIRECTED HEREIN BYTHE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXYWILLBE VOTED FORTHE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL1, FOR PROPOSALS 2, 4, 5 AND 6 AND FORTHE OPTION OF THREE YEARS FOR PROPOSAL3

In their discretion, the proxy holders are authorized to vote upon such other business as may properly comebefore the annual meeting or any adjournment or postponement thereof.

All other proxies heretofore given by the undersigned to vote shares of stock of the Company, which theundersigned would be entitled to vote if personally present at the annual meeting or any adjournment orpostponement thereof, are hereby expressly revoked.

MARK”X” HERE IF YOU PLAN TO ATTEND THE MEETING.

Signature of Stockholder Date: Signature of Stockholder Date:

Note:Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give fulltitle as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.